                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)

                     of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2000


                         FLEXTRONICS INTERNATIONAL LTD.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


                                    SINGAPORE
             ------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)

          0-23354                                           NOT APPLICABLE
----------------------------                          --------------------------
        (Commission                                         (IRS Employer
       File Number)                                       Identification No.)

11 UBI ROAD 1, #07-01/02, MEIBAN INDUSTRIAL BUILDING, SINGAPORE       408723
---------------------------------------------------------------    -------------
        (Address of Principal Executive Offices)                    (Zip Code)

                                  (65) 844-3366
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

                                 NOT APPLICABLE
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 5: Other Events.

     On August 31, 2000, we completed our mergers with Chatham Technologies, Inc. ("Chatham") and Lightning Metal Specialties, Inc. and related entities ("Lightning"). Chatham and Lightning are both providers of integrated electronic packaging systems to the communications industry. In connection with the acquisition of Chatham, we issued approximately 8.3 million ordinary shares and options to purchase ordinary shares in exchange for all of Chatham's outstanding capital stock, warrants and options. In connection with the acquisition of Lightning, we issued approximately 1.2 million ordinary shares in exchange for all of Lightning's capital stock and other interests. Each transaction was accounted for as a pooling-of-interests.

     For the convenience of interested parties, we are providing:

     -    selected supplemental consolidated financial data;

     - management's discussion and analysis of financial condition and results of operations;

     - our audited supplemental consolidated financial statements as of March 31, 1999 and 2000 and for each of the years in the three-year period ended March 31, 2000; and

     - our unaudited supplemental consolidated financial statements as of June 30, 2000 and for the three-month periods ended June 25, 1999 and June 30, 2000.

     The supplemental consolidated financial statements have been prepared to give retroactive effect to the mergers with Chatham and Lightning on August 31, 2000. The supplemental consolidated financial statements have been restated for all periods presented as if Chatham, Lightning and Flextronics had always been combined. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental consolidated financial statements do not extend through the date of consummation. However, they will become our historical consolidated financial statements after financial statements covering the date of consummation of the business combination are issued.

               SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

     The following selected supplemental consolidated financial data should be read in conjunction with our supplemental consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this filing. The supplemental consolidated financial statements have been prepared to give retroactive effect to the merger with Chatham Technologies, Inc. on August 31, 2000 and the merger with Lightning Metal Specialties, Inc. and related entities on August 31, 2000, each of which has been accounted for as a pooling-of-interests as described in
Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental consolidated financial statements do not extend through the date of consummation. However, they will become our historical consolidated financial statements after the financial statements covering the date of consummation of the business combination are issued.

     The supplemental consolidated statement of operations data for each of the years in the three-year period ended March 31, 2000 and the supplemental balance sheet data as of March 31, 1999 and 2000 are derived from consolidated financial statements that have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this filing. The supplemental unaudited consolidated statement of operations data for each year in the two-year period ended March 31, 1997 and the supplemental unaudited balance sheet data as of March 31, 1996, 1997 and 1998 are derived from consolidated financial statements that are not included in this filing. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                        FISCAL YEAR ENDED MARCH 31,
                                              -----------------------------------------------------------------------------------
                                                 1996              1997              1998              1999              2000
                                              -----------       -----------       -----------       -----------       -----------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                              (Unaudited)       (Unaudited)
SUPPLEMENTAL CONSOLIDATED STATEMENT
  OF OPERATIONS DATA:
Net sales ................................    $ 1,291,541       $ 1,498,332       $ 2,322,151       $ 3,584,556       $ 6,385,990
Cost of sales ............................      1,116,119         1,289,567         2,011,873         3,170,665         5,791,658
Unusual charges ..........................          1,254(1)         16,443(2)          8,869(3)         77,286(4)          7,519(6)
                                              -----------       -----------       -----------       -----------       -----------
  Gross profit ...........................        174,168           192,322           301,409           336,605           586,813
Selling, general and administrative ......         83,458           113,308           161,949           227,560           309,634
Goodwill and intangible amortization .....          3,777             5,979            10,487            29,156            40,631
Acquired in-process research and
  development ............................         29,000(1)             --                --             2,000(5)             --
Merger-related expenses ..................             --             4,649(2)         12,499(3)             --             3,523(6)
Interest and other expense, net ..........          6,088             8,398            19,892            54,186            70,085
                                              -----------       -----------       -----------       -----------       -----------
  Income before income taxes and
    extraordinary item ...................         51,845            59,988            96,582            23,703           162,940
Provision for (benefit from) income
  taxes ..................................         22,069            16,415            18,914           (14,827)           19,745
                                              -----------       -----------       -----------       -----------       -----------
  Income before extraordinary item .......         29,776            43,573            77,668            38,530           143,195
Extraordinary loss .......................            708                --                --                --                --
                                              -----------       -----------       -----------       -----------       -----------
  Net income .............................    $    29,068       $    43,573       $    77,668       $    38,530       $   143,195
                                              ===========       ===========       ===========       ===========       ===========
Diluted net income per share(7) ..........    $      0.26       $      0.36       $      0.58       $      0.27       $      0.78
                                              ===========       ===========       ===========       ===========       ===========
Weighted average ordinary shares and
  equivalents outstanding --
  diluted(7) .............................        111,352           119,385           140,879           156,689           182,994

                                                                                   AS OF MARCH 31,
                                                        ----------------------------------------------------------------------
                                                           1996           1997           1998           1999           2000
                                                        ----------     ----------     ----------     ----------     ----------
                                                                                (DOLLARS IN THOUSANDS)
                                                        (Unaudited)    (Unaudited)    (Unaudited)
SUPPLEMENTAL CONSOLIDATED BALANCE SHEET DATA:
Working capital ...................................     $  142,868     $   87,855     $  352,774     $  366,363     $1,162,262
Total assets ......................................        756,473        937,865      1,758,971      2,604,651      4,859,128
Total long-term debt, excluding current portion ...        134,058        139,383        571,754        780,394        628,067(8)
Shareholders' equity ..............................        266,229        331,622        589,425        839,224      2,286,092(8)(9)

----------

(1) In fiscal 1996, we wrote off $29.0 million of in-process research and development associated with an acquisition and also recorded charges totaling $1.3 million for costs associated with the closing of some operations.

(2) In fiscal 1997, we incurred $4.6 million of merger-related expenses associated with an acquisition and $16.4 million in costs associated with the closing and sale of some operations.

(3) In fiscal 1998, we incurred plant closing expenses aggregating $8.9 million in connection with the closure of a manufacturing facility. We also incurred $12.5 million of merger-related costs as a result of some acquisitions.

(4) In fiscal 1999, we recorded unusual pre-tax charges of $77.3 million, of which $71.9 million was primarily non-cash and related to the write-down of a semiconductor wafer fabrication facility to net realizable value, losses on sales contracts, incremental amounts of uncollectible accounts receivable, incremental amounts of sales returns and allowances, inventory write-downs and other exit costs.

(5) In fiscal 1999, we wrote off $2.0 million of in-process research and development associated with an acquisition.

(6) In fiscal 2000, we incurred $3.5 million of merger-related costs as a result of some acquisitions and $7.5 million in costs primarily associated with the closure of some manufacturing facilities.

(7) Diluted net income per share and weighted average ordinary shares and equivalents outstanding -- diluted are discussed in Note 2 of the audited supplemental consolidated financial statements.

(8) In fiscal 2000, substantially all of DII's convertible subordinated notes were converted into approximately 7,406,000 ordinary shares and the unconverted portion was redeemed for $100,000.

(9) In February 2000, we sold a total of 8,600,000 ordinary shares, resulting in net proceeds of approximately $494.1 million. In October 1999, we sold a total of 13,800,000 ordinary shares, resulting in net proceeds of approximately $448.9 million. In September 1999, DII completed an offering of 6,900,000 shares of its common stock, resulting in net proceeds of approximately $215.7 million.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

ACQUISITIONS, PURCHASES OF FACILITIES AND OTHER STRATEGIC TRANSACTIONS

     We have actively pursued mergers and other business acquisitions to expand our global reach, manufacturing capacity and service offerings and to diversify and strengthen customer relationships. We have completed several significant business combinations since the end of fiscal 1999. In August 2000, we acquired all of the outstanding shares of Chatham Technologies, Inc. ("Chatham") and Lightning Metal Specialties, Inc. and related entities ("Lightning"). In April 2000, we acquired all of the outstanding shares of DII and Palo Alto Products International. In March 2000, we acquired all of the outstanding shares of PCB Assembly, Inc. ("PCB Assembly"). In July 1999, we acquired all of the outstanding shares of Kyrel EMS Oyj ("Kyrel"). Each of these acquisitions was accounted for as pooling-of-interests and our supplemental consolidated financial statements have been restated to reflect the combined operations of Flextronics, Chatham, Lightning, DII, Palo Alto Products International, PCB Assembly and Kyrel for all periods presented.

     In connection with our mergers with DII and Palo Alto Products International, we recorded a one-time charge of approximately $206.6 million in the first fiscal quarter of fiscal 2001. Approximately $126.9 million of this one-time charge consists of cash charges relating to severance payments, investment banking and financial advisory fees and professional services fees.

     Additionally, we have completed a number of other smaller pooling-of-interests transactions. Prior period statements have not been restated for these transactions. We have also made a number of purchase acquisitions of other companies and manufacturing facilities. Our supplemental consolidated financial statements include the operating results of each business from the date of acquisition. Pro forma results of operations have not been presented because the effects of these acquisitions were not material on either an individual or an aggregate basis.

     On May 30, 2000, we entered into a strategic alliance for product manufacturing with Motorola. This alliance provides incentives for Motorola to purchase over $32.0 billion of products and services from us through December 31, 2005. We anticipate that this relationship will encompass a wide range of products, including cellular phones, pagers, set-top boxes and infrastructure equipment, and will involve a broad range of services, including design, PCB fabrication and assembly, plastics, enclosures and supply chain services. The relationship is not exclusive and does not require that Motorola purchase any specific volumes of products or services from us. Our ability to achieve any of the anticipated benefits of this relationship is subject to a number of risks, including our ability to provide our services on a competitive basis and to expand our manufacturing resources, as well as demand for Motorola's products. In connection with this strategic alliance, Motorola has paid $100.0 million for an equity instrument that entitles it to acquire 11,000,000 Flextronics ordinary shares at any time through December 31, 2005 upon meeting targeted purchase levels or making additional payments to us. The issuance of this equity instrument will result in a one-time non-cash charge equal to the excess of the fair value of the equity instrument issued over the $100.0 million proceeds to be received. As a result, we recorded a one-time non-cash charge of approximately $286.5 million, offset by a corresponding credit to shareholders' equity in the first quarter of fiscal 2001. During the term of the strategic alliance, if Motorola meets targeted purchase levels, no additional payments may be required by Motorola to acquire 11,000,000 Flextronics ordinary shares. However, there may be additional non-cash charges of up to $300.0 million over the term of the strategic alliance.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, some statements of operations data expressed as a percentage of net sales. The information has been derived from our supplemental consolidated financial statements and supplemental condensed consolidated financial statements, and should be read in conjunction with the supplemental consolidated financial statements and related notes included elsewhere in this filing.

                                                                                                        THREE MONTHS
                                                                   FISCAL YEAR ENDED MARCH 31,          ENDED JUNE 30
                                                                 -------------------------------    -------------------
                                                                  1998        1999         2000       1999        2000
                                                                 ------      ------       ------    --------    -------
Net sales ..................................................      100.0%      100.0%       100.0%      100.0%     100.0%
Cost of sales ..............................................       86.6        88.5         90.7        89.2       91.9
Unusual charges ............................................        0.4         2.2          0.1          --        3.3
                                                                 ------      ------       ------    --------    -------
  Gross profit .............................................       13.0         9.4          9.2        10.8        4.8
Selling, general and administrative ........................        7.0         6.3          4.8         6.0        3.7
Goodwill and intangible amortization .......................        0.5         0.8          0.6         0.9        0.4
Acquired in-process research and development ...............         --         0.1           --          --         --
Merger-related expenses and unusual charges.................        0.5          --          0.1          --       16.2
Interest and other (income) expense, net ...................        0.9         1.5          1.1         1.3       (0.2)
                                                                 ------      ------       ------    --------    -------

  Income (loss) before income taxes ........................        4.2       0.7        2.6       2.6       (15.3)
Provision for (benefit from) income taxes ..................        0.9      (0.4)       0.3       0.4        (0.7)
                                                                 ------    ------     ------    ------      ------
  Net income (loss) ........................................        3.3       1.1        2.3       2.2       (14.6)
                                                                 ======    ======     ======    ======      ======

Net Sales

     We derive our net sales from our wide range of service offerings, including product design, semiconductor design, printed circuit board assembly and fabrication, material procurement, inventory management, plastic injection molding, final system assembly and test, packaging and distribution.

        Net sales for the first quarter of fiscal 2001 increased 127% to $2.5 billion from $1.1 billion for the first quarter of fiscal 2000. The increase in net sales was primarily the result of our ability to continue to expand sales to our existing customer base (primarily our ten largest customers) and, to a lesser extent, sales to new customers. During the first quarter of fiscal 2001, the Company's five largest customers accounted for approximately 40% of net sales, with Ericsson accounting for approximately 12% of net sales. During the first quarter of fiscal 2000, our five largest customers accounted for approximately 36% of net sales, with Ericsson accounting for approximately 12% of consolidated net sales.

     Net sales for fiscal 2000 increased 78% to $6.4 billion from $3.6 billion in fiscal 1999. The increase in sales for fiscal 2000 was primarily the result of our ability to continue to expand sales to our existing customer base (primarily our five largest customers) and, to a lesser extent, sales to new customers. The increase in sales in part reflects the incremental revenue associated with the purchases of several manufacturing facilities and other acquisitions during fiscal 2000. In fiscal 2000, our five largest customers accounted for approximately 42% of net sales, with Ericsson accounting for approximately 14% of net sales.

     Net sales for fiscal 1999 increased 57% to $3.6 billion from $2.3 billion in fiscal 1998. The increase in sales for fiscal 1999 was primarily due to expanding sales to existing customers and, to a lesser extent, sales to new customers. In fiscal 1999, our five largest customers accounted for approximately 33% of net sales, with no customer accounting for 10% or more of net sales.

Gross Profit

     Gross profit varies from period to period and is affected by a number of factors, including product mix, component costs, product life cycles, unit volumes, startup, expansion and consolidation of manufacturing facilities, pricing, competition and new product introductions.

        Gross margin for the first quarter of fiscal 2001 decreased to 4.8% from 10.8% for the first quarter of fiscal 2000. The decrease in gross margin is primarily attributable to unusual pre-tax charges amounting to $83.7 million, which were associated with the integration costs as more fully described below in "unusual charges". Excluding these unusual charges, our gross margin decreased from 10.8% for the first quarter of 2000 to 8.1% for the first quarter of 2001. Gross margin decreased due to several factors, including:

     -    costs associated with expanding our facilities;

     - costs associated with the startup of new customers and new projects, which typically carry higher levels of underabsorbed manufacturing overhead costs until the projects reach higher volume production; and

     - changes in product mix to a higher concentration of higher volume projects and final systems assembly projects, which typically have a lower gross margin.

     Gross margin decreased to 9.2% for fiscal 2000 from 9.4% in fiscal 1999. Gross margin was negatively impacted by $77.3 million of unusual pre-tax charges during fiscal 1999, of which $71.9 million were primarily non-cash and associated with our exit from semiconductor wafer fabrication. Excluding these unusual charges, our gross margin decreased from 11.5% to 9.2%. Gross margin decreased due to several factors, including:

     -    costs associated with expanding our facilities;

     - costs associated with the startup of new customers and new projects, which typically carry higher levels of underabsorbed manufacturing overhead costs until the projects reach higher volume production; and

     - changes in product mix to a higher concentration of higher volume projects and final systems assembly projects, which typically have a lower gross margin.

     Gross margin decreased to 9.4% for fiscal 1999 from 13.0% in fiscal 1998. The decrease in gross margin is attributable in part to $77.3 million of unusual pre-tax charges during fiscal 1999, of which $71.9 million was primarily non-cash and were associated with our exit from semiconductor wafer fabrication. Excluding unusual charges, our gross margin decreased from 13.4% to 11.5%. Gross margin decreased due to several factors, including:

     -    costs associated with expanding our facilities;

     - costs associated with the startup of new customers and new projects which typically carry higher levels of underabsorbed manufacturing overhead costs until the projects reach higher volume production;

     - changes in product mix to a higher concentration of higher volume projects and final systems assembly projects, which typically have a lower gross margin; and

     - manufacturing inefficiencies, underutilization, and yield problems at our semiconductor fabrication facility.

     Increased mix of products that have relatively high materials costs as a percentage of total unit costs can adversely affect our gross margins. We believe that this and other factors may negatively affect our gross margins, but we do not expect that this will have a material effect on our income from operations.

Merger-related expenses and Unusual Charges

Quarter Ended June 30, 2000

     During the first quarter of fiscal 2001, we recognized unusual pre-tax charges of $493.1 million. These unusual charges were comprised of approximately $286.5 million related to the issuance of an equity instrument to Motorola combined with approximately $206.6 million of expenses resulting from the DII and Palo Alto Products International business combinations in April 2000.

     In connection with the DII and Palo Alto Products International mergers, we recorded aggregate merger-related charges of $206.6 million, which included approximately $133.3 million of integration expenses and approximately $73.3 million of direct transaction costs. As discussed below, $83.7 million of the unusual charges relating to integration expenses have been classified as a component of cost of sales. The components of the merger-related unusual charges recorded are as follows (in thousands):

                                              3 MONTHS ENDED              NATURE OF
                                              JUNE 30, 2000                CHARGE
                                              --------------            -------------
                                               (unaudited)
Integration Costs:
  Severance                                      $ 62,487               Cash
  Long-lived asset impairment                      46,646               non-cash
  Inventory write-downs                            11,863               non-cash
  Other exit costs                                 12,338               Cash/non-cash
                                                 --------
      Total Integration Costs                    $133,334
Direct Transaction Costs:
  Professional fees                                50,851               Cash
  Other costs                                      22,382               Cash/non-cash
                                                 --------
      Total Direct Transaction Costs               73,233
                                                 ========

  Total merger-related unusual pre-tax charges    $206,567
                                                 ========

     As a result of the consummation of the DII and Palo Alto Products International business combinations, we developed formal plans to exit some activities and involuntarily terminate employees. Management's plan to exit an activity included the identification of duplicate manufacturing and administrative facilities for closure and the identification of manufacturing and administrative facilities for consolidation into other facilities. Management currently anticipates that the integration costs and activities to which all of these charges relate will be substantially completed within fiscal 2001, except for certain long-term contractual obligations. The following table summarizes the components of the integration costs and activity related to the first quarter of fiscal 2001:


                                                              Long-Lived                      Other
                                                                 Asset                        Exit
                                             Severance        Impairment       Inventory      Costs       Total
                                             ---------        ----------       ---------    --------     -------
Balance at March 31, 2000                    $      --        $       --       $      --    $     --     $    --
Activities during the year:
  2001 provision                                62,487            46,646          11,863       12,338     133,334
  Cash charges                                 (35,800)               --              --       (4,753)    (40,553)
  Non-cash charges                                  --           (46,646)         (4,315)          --     (50,961)
                                             ---------        ----------       ---------     --------     -------
Balance at June 30, 2000 (unaudited)         $  26,687        $       --       $   7,548     $  7,585     $41,820


     Of the total pre-tax integration charges, $62.5 million relates to employee termination costs, of which $12.9 million have been classified as a component of cost of sales. As of June 30, 2000, approximately 1,052 people have been terminated, and approximately another 940 people have been notified that they are to be terminated upon completion of the various facility closures and consolidations. We paid approximately $35.8 million of employee termination costs during the first quarter of fiscal 2001. The remaining $26.7 million of employee termination costs is classified as accrued liabilities as of June 30, 2000 and is expected to be paid out by the end of fiscal 2001.

        The unusual pre-tax charges include $46.6 million for the write-down of long-lived assets to fair value. This amount has been classified as a component of cost of sales. Included in the long-lived asset impairment are charges of $43.7 million, which relate to property, plant and equipment associated with the various manufacturing and administrative facility closures which were written down to their net realizable value based on their estimated sales price. Some facilities will remain in service until their anticipated disposal date in the later part of the second quarter of fiscal 2001. Since the assets will remain in service from the date of the decision to dispose of these assets to the anticipated disposal date, the remaining net book value of the assets will be depreciated over this period. The impaired long-lived assets consisted primarily of machinery and equipment and building and improvements of $41.0 million and $2.7 million, respectively. The long-lived asset impairment also includes the write-off of the remaining goodwill and other intangibles related to the closure of some facilities of $2.9 million.

        The unusual pre-tax charges also include approximately $24.2 million for losses on inventory write-downs and other exit costs which resulted from the integration plans, which have been classified as a component of cost of sales. We have written off and disposed of approximately $4.3 million of inventory. The remaining $7.5 million of inventory write-downs was accrued for and classified as inventory reserve as of June 30, 2000 and is expected to be utilized by the end of fiscal 2001. The $12.3 million of other exit costs relates primarily to items such as lease termination costs, incremental amounts of uncollectible accounts receivable, legal and other exit costs, incurred directly as a result of the exit plan. We paid approximately $4.8 million of the other exit costs during the first quarter of fiscal 2001. The remaining $7.6 million is classified in accrued liabilities as of June 30, 2000 and is expected to be paid out by the end of the second quarter of fiscal 2001, except for certain long-term contractual obligations.

        The direct transaction costs include approximately $50.9 million of costs primarily related to investment banking and financial advisory fees as well as legal and accounting costs, associated with the transactions. Other direct transaction costs, which totaled approximately $22.4 million, was mainly comprised of $8.9 million of accelerated debt prepayment expense, $6.3 million of accelerated executive stock compensation and $7.2 million of other merger-related costs. We paid approximately $70.2 million of the direct transaction costs during the first quarter of fiscal 2001. The remaining $3.1 million is classified in accrued liabilities as of June 30, 2000 and is expected to be substantially paid out by the end of the second quarter of fiscal 2001.

Fiscal 1999 and 2000

     In fiscal 2000, we incurred merger-related expenses of $3.5 million associated with the pooling-of-interests acquisitions of Kyrel and PCB Assembly. The merger expenses consisted of a transfer tax of $1.7 million, approximately $0.4 million of investment banking fees and approximately $1.4 million of legal and accounting fees.

     In fiscal 2000, we recognized unusual pre-tax charges of $7.5 million related to the operations of Chatham. Chatham implemented cost reduction initiatives at its corporate office and at its business units resulting in estimated severance and other costs related to executives and employees of approximately $4.4 million and other estimated exit costs, primarily related to facilities, of approximately $3.1 million.

     During fiscal 1999, we recognized unusual pre-tax charges of $77.3 million, of which $71.9 million was primarily non-cash and related to the operations of Orbit Semiconductor ("Orbit"). DII purchased Orbit in August 1996 and supported Orbit's previously-made decision to replace its wafer fabrication facility with a fabrication facility that would incorporate more advanced technology. The transition to the new fabrication facility was originally scheduled for completion during the summer of 1997, but the changeover took longer than expected and was finally completed in the first quarter of fiscal 1999.

     The delayed changeover and the resulting simultaneous operation of both fabrication facilities put pressure on the work force and resulted in quality problems. Compounding these problems, the semiconductor industry was characterized by excess capacity, which led to increased competition. Further, many of Orbit's customers migrated faster than expected to a technology that was not supported by Orbit's fabrication capabilities, requiring Orbit to outsource more of its manufacturing requirements than originally expected. Based upon these continued conditions and the future outlook, we took an unusual charge of $51.2 million in the first quarter of fiscal 1999 to correctly size Orbit's asset base to allow its recoverability based upon its then current business size. In fiscal 1999, we decided to sell Orbit's fabrication facility and outsource semiconductor manufacturing, resulting in an additional unusual charge of $26.1 million in the fourth quarter of fiscal 1999. The facility was sold in the first quarter of fiscal 2000.

     The components of the unusual charges recorded in fiscal 1999 are as follows:

                                                    FIRST      FOURTH      FISCAL          NATURE
                                                   QUARTER     QUARTER      1999         OF CHARGE
                                                   -------     -------     -------     -------------
Severance ....................................     $   498     $ 2,371     $ 2,869              cash
Long-lived asset impairment ..................      38,257      16,538      54,795          non-cash
Losses on sales contracts ....................       2,658       3,100       5,758          non-cash
Incremental uncollectible accounts
  receivable .................................         900          --         900          non-cash
Incremental sales returns and allowances .....       1,500         500       2,000          non-cash
Inventory write-downs ........................       5,500         250       5,750          non-cash
Other exit costs .............................       1,845       3,369       5,214     cash/non-cash
                                                   -------     -------     -------
  Total unusual pre-tax charges ..............     $51,158     $26,128     $77,286
                                                   =======     =======     =======

     The following table summarizes the components and activity related to fiscal 1999 and 2000 unusual charges:

                                                                                      SALES
                                            LONG-LIVED    LOSSES ON  UNCOLLECTIBLE   RETURNS                   OTHER
                                              ASSET         SALES       ACCOUNTS       AND      INVENTORY      EXIT
                                SEVERANCE   IMPAIRMENT    CONTRACTS   RECEIVABLE   ALLOWANCES  WRITE-DOWNS     COSTS        TOTAL
                                ---------   ----------    ---------  ------------- ----------  -----------    --------     --------
Balance at March 31, 1998 ...   $     --     $     --     $     --     $     --     $     --     $     --     $     --     $     --
Activities during the year:
  1999 provision ............      2,869       54,795        5,758          900        2,000        5,750        5,214       77,286
  Cash charges ..............     (1,969)          --           --           --           --           --         (900)      (2,869)
  Non-cash charges ..........         --      (54,795)      (4,658)        (767)      (1,500)      (5,500)      (1,774)     (68,994)
                                --------     --------     --------     --------     --------     --------     --------     --------
Balance at March 31, 1999 ...        900           --        1,100          133          500          250        2,540        5,423
Activities during the period:
  Cash charges ..............       (900)          --           --           --           --           --       (2,540)      (3,440)
  Non-cash charges ..........         --           --       (1,100)        (133)        (500)        (250)          --       (1,983)
                                --------     --------     --------     --------     --------     --------     --------     --------
Balance at March 31, 2000 ...   $     --     $     --     $     --     $     --     $     --     $     --     $     --     $     --
                                ========     ========     ========     ========     ========     ========     ========     ========

     Of the total unusual pre-tax charges, $2.9 million relates to employee termination costs. As of the first quarter of fiscal 2000, approximately 290 people had been terminated, and another 170 people were terminated when the fabrication facility was sold. We paid approximately $2.0 million and $0.9 million of employee termination costs during fiscal 1999 and 2000, respectively.

     The unusual pre-tax charges include $54.8 million for the write-down of long-lived assets to fair value. Included in the long-lived asset impairment are charges of $50.7 million, which relate to the fabrication facility, which were written down to its net realizable value based on its sales price. We kept the fabrication facility in service until the sale date in the first quarter of fiscal 2000. We discontinued depreciation expense on the fabrication facility when we determined that it would be disposed of and its net realizable value was known. The impaired long-lived assets consisted primarily of machinery and equipment of $52.4 million, which were written down to a carrying value of $9.0 million and building improvements of $7.3 million, which were written down to a carrying value of zero. The long-lived asset impairment also includes the write-off of the remaining goodwill related to Orbit of $0.6 million. The remaining $3.5 million of asset impairment relates to the write-down to net realizable value of plant and equipment relating to other facilities we closed during fiscal 1999.

     We entered into some non-cancellable sales contracts to provide semiconductors to customers at fixed prices. Because we were obligated to fulfill the terms of the agreements at selling prices which were not sufficient to cover the cost to produce or acquire these products, a liability for losses on sales contracts was recorded for the estimated future amount of these losses. The unusual pre-tax charges include $8.7 million for losses on sales contracts, incremental amounts of uncollectible accounts receivable, and estimated incremental costs for sales returns and allowances.

     The unusual pre-tax charges also include $10.9 million for losses on inventory write-downs and other exit costs. We have written off and disposed of approximately $5.8 million of inventory. The remaining $5.1 million relates primarily to the loss on the sale of the fabrication facility relating to incremental costs and contractual obligations for items such as lease termination costs, litigation, environmental clean-up costs, and other costs incurred directly as a result of the exit plan.

Fiscal 1998

     In fiscal 1998, we incurred $12.5 million of merger-related expenses associated with the acquisitions of Chatham, Neutronics, EnergiPilot, DTM, Altatron and Conexao. The Chatham merger expenses included $5.1 million in costs associated with the organization costs of Chatham. The Neutronics merger expenses included $2.2 million in costs associated with the cancellation of Neutronics' public offering and $0.9 million in other legal and accounting fees. The remaining $4.3 million consisted of $3.1 million in brokerage and finders fees incurred in the Altatron acquisition and $1.2 million in legal and accounting fees for all of the fiscal 1998 acquisitions.

     We also recognized unusual pre-tax charges of $8.9 million in fiscal 1998, of which $8.9 million related to costs incurred in closing the Wales, United Kingdom facility. This charge consisted primarily of the write-off of goodwill and intangible assets of $3.8 million, $1.6 million for severance payments, $1.1 million for reimbursement of government grants, and $2.4 million of costs associated with the disposal of the factory. This closure was a result of our acquisition of Altatron, which resulted in duplicative facilities in the United Kingdom.

Selling, General and Administrative

     Selling, general and administrative ("SG&A") expenses for the first quarter of fiscal 2001 increased to $92.2 million from $66.5 million for the first quarter of fiscal 2000, but decreased as a percentage of net sales to 3.7% for the first quarter of fiscal 2001 from 6.0% for the first quarter of fiscal 2000. The dollar increase in SG&A was primarily due to the continued investment in infrastructure such as sales, marketing, supply-chain management, information systems and other related corporate and administrative expenses. The decline in SG&A as a percentage of net sales reflects the increases in our net sales, as well as our continued focus on controlling our operating expenses.

     SG&A expenses for fiscal 2000 increased 36% to $309.6 million from $227.6 million in fiscal 1999, but decreased as a percentage of net sales to 4.8% in fiscal 2000 from 6.3% in fiscal 1999. SG&A for fiscal 1999 increased 41% to $227.6 million from $161.9 million in fiscal 1998, but decreased as a percentage of net sales to 6.3% in fiscal 1999 from 7.0% in fiscal 1998. The dollar increase in SG&A for each fiscal year was primarily due to the continued investment in infrastructure such as sales, marketing, supply-chain management and other related corporate and administrative expenses. The dollar increase in SG&A also was due to expenses related to continued investment in information systems necessary to support the expansion of our business. Additionally, the dollar increase in SG&A for each fiscal year was attributable to the incremental expenses associated with the several manufacturing facility purchases. The decline in SG&A as a percentage of each fiscal year's net sales reflects increases in our net sales, as well as our continued focus on controlling our operating expenses.

Goodwill and Intangible Assets Amortization

     Goodwill and intangible asset amortization for the first quarter of fiscal 2001 decreased to $9.4 million from $9.8 million for the first quarter of fiscal 2000. The decrease in goodwill and intangible assets amortization in the first quarter was primarily due to the full amortization of intangible assets associated with acquisitions during the current and prior fiscal year.

     Goodwill and intangible assets amortization in fiscal 2000 increased to $40.6 million from $29.2 million in fiscal 1999. This increase is attributable to the increased goodwill and intangible assets as a result of the acquisitions of ACL, Greatsino, an additional 50% equity interest in FICO in March 1999, and the acquisitions completed by Chatham during fiscal 1999 and 2000. In addition, there is increased amortization of debt issue costs associated with our increased borrowings.

     Goodwill and intangible assets amortization in fiscal 1999 increased to $29.2 million from $10.5 million in fiscal 1998. This increase was primarily attributable to the fiscal 1999 and 1998 Chatham acquisitions coupled with the amortization of debt issue costs associated with the increased borrowings used to fund our acquisitions and the amortization of goodwill associated with our acquisitions completed in late fiscal 1999.

Acquired In-Process Research and Development

     Based on an independent valuation of the assets of ACL and other factors, we determined that the purchase price of ACL included in-process research and development costs, totaling $2.0 million, that had not reached technological feasibility and had no probable alternative future use. Accordingly, we wrote-off $2.0 million of in-process research and development in fiscal 1999.

Interest and other expense (income), net

Quarters Ended June 25, 1999 and June 30, 2000

     Interest and other expense (income), net was ($4.0) million for the first quarter of fiscal 2001 compared to $14.5 million for the first quarter of fiscal 2000. The decrease in interest and other (income) expense, net for the quarter ended June 30, 2000 was primarily attributable to the $22.4 million gain on sale of marketable equity securities, which was offset by increased interest expense associated with our increased borrowing.

Fiscal 1999 and 2000

     Interest and other expense (income), net increased to $70.1 million in fiscal 2000 from $54.2 million in fiscal 1999. The following table sets forth information concerning the components of interest and other expense.

                                                            FISCAL YEAR ENDED MARCH 31,
                                                      --------------------------------------
                                                        1998           1999           2000
                                                      --------       --------       --------
Interest expense ...............................      $ 30,913       $ 60,488       $ 82,689
Interest income ................................        (5,881)       (10,049)       (21,576)
Foreign exchange loss (gain) ...................        (4,137)         5,112          2,705
Equity in earnings of associated companies .....        (1,194)        (1,036)            --
Minority interest ..............................           356          1,319          1,002
Other expense (income), net ....................          (165)        (1,648)         5,265
                                                      --------       --------       --------
                                                      $ 19,892       $ 54,186       $ 70,085
                                                      ========       ========       ========

     Net interest expense increased to $61.1 million in fiscal 2000 from $50.4 million in fiscal 1999. The increase was attributable to increased borrowings used to fund our acquisitions, purchases of manufacturing facilities, strategic investments, expansion of various facilities and capital expenditures, offset by an increase in interest income from our equity offering proceeds invested in money market funds and corporate debt securities. Fiscal 2000 net interest expense includes accelerated amortization of approximately $1.0 million in bank arrangement fees associated with the termination of a credit facility.

     In fiscal 2000, foreign exchange loss decreased to $2.7 million from $5.1 million foreign exchange loss in fiscal 1999. The foreign exchange loss in fiscal 2000 mainly relates to net non-functional currency monetary liabilities in Austria, Finland and Hungary. Foreign exchange loss increased to $5.1 million from a foreign exchange gain of $4.1 million in fiscal 1998. The foreign exchange loss in fiscal 1999 mainly relates to net non-functional currency monetary liabilities in Austria, Finland, Brazil and Hungary. The foreign exchange gain in fiscal 1998 was mainly due to the strengthening of the U.S. dollar against Asian currencies.

     Equity in earnings of associated companies for fiscal 2000 was nil as compared to $1.0 million in fiscal 1999. This decrease is the result of increasing our ownership of FICO to 100% by acquiring an additional 50% of its equity interests in March 1999 and the remaining 10% in March 2000. Prior to the increased ownership, we accounted for this investment according to the equity method of accounting, and as a result did not recognize revenue from sales by FICO, but recognized 40% of the net income or loss of the associated company, based on our ownership interest.

     Minority interest expense for fiscal 2000 and fiscal 1999 was comprised primarily of the 8% minority interest in Neutronics and 10% minority interest in FICO not acquired by us in March 1999.

     Other expense (income), net decreased from $1.6 million of income in fiscal 1999 to $5.3 million of expense in fiscal 2000. The other expense in fiscal 2000 was comprised mainly of a loss on disposal of fixed assets in Hungary and increased provisions for doubtful accounts offset by compensation received in a settlement of a claim. The other income in fiscal 1999 comprised mainly of a gain from the sale of land in Mexico.

Fiscal 1998 and 1999

     Net interest expense increased to $50.4 million in fiscal 1999 from $25.0 million in fiscal 1998. The increase was primarily due to increased bank borrowings to finance the capital expenditures and expansion of our facilities in France, Sweden, Hungary, Mexico and China and the purchases of manufacturing facilities.

     Equity in earnings of associated companies for fiscal 1999 remained relatively unchanged at $1.0 million versus $1.2 million in fiscal 1998. The equity in earnings of associated companies resulted primarily from our previous 40% investment in FICO and, to a lesser extent, some minority investments of Neutronics.

     Minority interest expense for fiscal 1998 was comprised primarily of the 8% minority interest in Neutronics not acquired by us in October 1997 and the 4.1% minority interest in Ecoplast, a subsidiary of Neutronics held by a third party.

Provision for Income Taxes

      Some of our subsidiaries have, at various times, been granted tax relief in their respective countries, resulting in lower income taxes than would otherwise be the case under ordinary tax rates. See Note 7 of Notes to Supplemental Consolidated Financial Statements included elsewhere in this filing.

      The consolidated effective tax rate for a particular year varies depending on the mix of earnings, operating loss carryforwards, income tax credits, and changes in previously established valuation allowances for deferred tax assets based upon management's current analysis of the realizability of these deferred tax assets. Our consolidated effective tax rate was 4.2% for the first quarter of fiscal 2001 compared to 16.6% for the comparable period of fiscal 2000. Excluding the unusual charges, which include merger-related expenses, the effective income tax rate in the first quarter of fiscal 2001 was 14.9%. The decrease in the effective tax rate was due primarily to the expansion of operations and increase in profitability in countries with lower tax rates or a tax holiday, the recognition of income tax loss and tax credit carryforwards and management's current assessment of the required valuation allowance. Our consolidated effective tax rate was 12.1% for fiscal year 2000 compared to (62.6)% for fiscal year 1999. Excluding the unusual charges and merger-related expenses, the effective tax rate for 2000 was 11.3% compared to 14.7% for 1999. The change in the tax rate is due primarily to the expansion of operations and increase in profitability. The effective tax rate is also impacted by tax incentives and holidays in various jurisdictions, the recognition of net operating losses and tax credit carryforwards, and management's current assessment of the required valuation allowances.

BACKLOG

     Although we obtain firm purchase orders from our customers, OEM customers typically do not make firm orders for delivery of products more than thirty to ninety days in advance. We do not believe that the backlog of expected product sales covered by firm purchase orders is a meaningful measure of future sales since orders may be rescheduled or canceled.

LIQUIDITY AND CAPITAL RESOURCES

     As of June 30, 2000, we had cash and cash equivalents totaling $787.7 million, total bank and other debts totaling $1.3 billion and $500.0 million available for future borrowing under its credit facility subject to compliance with financial covenants.

     At March 31, 2000, we had cash and cash equivalents balances totaling $739.0 million, total bank and other debts amounting to $1.1 billion and $63.0 million available for borrowing under our credit facilities subject to compliance with financial ratios.

Operating Activities

     Cash used by operating activities was $349.0 million for the first quarter of fiscal 2001 compared to cash provided by operating activities of $6.4 million for first quarter of fiscal 2000. Cash provided by operating activities decreased in the first quarter of fiscal 2001 from first quarter of fiscal 2000 because of significant increases in accounts receivable and inventory, offset by increases in accounts payable.

     Cash used by operating activities was $18.8 million in fiscal 2000 compared to cash provided by operating activities of $139.2 million and $119.3 million in fiscal 1999 and 1998, respectively. Cash provided by operating activities decreased in fiscal 2000 from fiscal 1999 because of increases in accounts receivable, inventories and other current assets, offset by increases in net income, depreciation and amortization and accounts payable. Cash provided by operating activities increased in fiscal 1999 from fiscal 1998 due to an increase in net income, depreciation and amortization and accounts payable, partially offset by increases in accounts receivables and inventories.

     Accounts receivable, net of allowance for doubtful accounts increased to $1.2 billion at June 30, 2000 from $969.8 million at March 31, 2000. The increase in accounts receivable was primarily due to an increase of 127% in sales for the first quarter of fiscal 2001 over the comparable period in the prior year.

     Accounts receivable, net of allowance for doubtful accounts increased to $969.8 million at March 31, 2000 from $545.6 million at March 31, 1999. The increase in accounts receivable was primarily due to an increase of 78% in sales in fiscal 2000.

     Inventories increased to $1.5 billion at June 30, 2000 from $1.1 billion at March 31, 2000. The increase in inventories was primarily the result of increased purchases of material to support the growing sales combined with the inventory acquired in connection with the manufacturing facility purchases in the first quarter of fiscal 2001.

     Inventories increased to $1.1 billion at March 31, 2000 from $374.1 million at March 31, 1999. The increase in inventories was primarily the result of increased purchases of material to support the growing sales combined with the inventory acquired in connection with the manufacturing facility purchases in fiscal 2000.

Investing Activities

     Cash used in investing activities was $188.6 million and $118.8 million for the first three months of fiscal 2001 and fiscal 2000, respectively. Cash used in investing activities for the first three months of fiscal 2001 was primarily related to:

     - capital expenditures of $203.5 million to purchase equipment and continued expansion of manufacturing facilities in Brazil, China, Hungary, Mexico, United States and Sweden,

     - $28.8 million related to the acquisition of Uniskor, Ltd. and Cumex, offset by

     -  $10.8 million related to proceeds from the sale of equipment, and

     -  $32.9 million in proceeds from the sale of marketable equity securities.

     Cash used in investing activities for the first three months of fiscal 2000 consisted primarily of

     -  capital expenditures of $73.2 million to purchase equipment,

     - payment of $41.6 million related to the acquisition of assets from ABB in Sweden and other entities, and

     - payment of $20.5 million for minority investments in the stocks of various technology companies offset by proceeds of $9.2 million and $12.0 million related to the sale of equipment and the sale of some subsidiaries, respectively.

     Cash used in investing activities was $832.3 million in fiscal 2000, $546.4 million in fiscal 1999 and $381.2 million in fiscal 1998. Cash used in investing activities in fiscal 2000 was primarily related to:

     - $457.7 million of capital expenditures to purchase equipment and continued expansion of our manufacturing facilities in Brazil, China, Hungary, Mexico, United States, France and Sweden;

     -  $275.9 million for the businesses purchased during fiscal 2000;

     - $26.8 million for the acquisitions of Vastbright, FICO and other business acquisitions;

     - $42.7 million for minority investments in the stocks of various technology companies in software and related industries; and

     -    $75.0 million for a loan to another company.

     Additionally, we received proceeds of $35.9 million from the sale of some subsidiaries and $41.7 million from the sale of property, plant and equipment.

     Cash used in investing activities in fiscal 1999 was primarily related to:

     - $383.7 million of capital expenditures to purchase equipment and continued expansion of our manufacturing facilities in Brazil, China, Hungary, Mexico, United States and Sweden;

     - $134.2 million for the acquisitions of ACL, Greatsino, FICO and Chatham's acquisitions of Innovation and Swedform.

     - $24.0 million of contingent purchase price adjustments (earn-out payments) relating to the acquisition of Astron, which occurred in fiscal 1996; and

     - $15.4 million for minority investments in the stocks of various technology companies in software and related industries.

Financing Activities

     Net cash provided by financing activities was $620.4 million and $63.5 million for the first three months of fiscal 2001 and fiscal 2000, respectively. Cash provided by financing activities for the first three months of fiscal 2001 was primarily resulting from:

     - $650.7 million of net proceeds from long-term debt and bank borrowings,

     - $375.9 million of net proceeds from equity offerings combined with $13.0 million in proceeds from proceeds from stock issued under stock plans,

     - offset by $285.4 million and $134.7 million of long-term debt and short term credit facility repayments, respectively.

     Cash provided by financing activities was $1.3 billion in fiscal 2000, $486.8 million in fiscal 1999 and $406.7 million in fiscal 1998. Cash provided by financing activities in fiscal 2000 was primarily related to our completion of three public stock offerings. In February 2000, we sold a total of 8.6 million ordinary shares in a public offering at a price of $59.00 per share resulting in net proceeds to us of approximately $494.1 million. In October 1999, we sold a total of 13.8 million ordinary shares in a public offering at a price of $33.84 per share, resulting in net proceeds to us of approximately $448.9 million. In addition, in October 1999, DII sold a total of 6.9 million shares of its common stock in a public offering at a price of $33.00 per share, resulting in net proceeds of approximately $215.7 million. Additionally, cash provided by financing activities in fiscal 2000 resulted from:

     - $137.9 million of net proceeds from bank borrowings, capital leases, and long-term debts; and

     -    $26.2 million in proceeds from stock issued under our stock plans;


     - offset by $24.9 million for dividends paid to former shareholders of PCB Assembly prior to its acquisition by us in March 2000.

     Cash provided by financing activities in fiscal 1999 resulted primarily from:

     - our equity offering of 10.8 million ordinary shares in December 1998 with net proceeds of $194.0 million;

     - $298.1 million of net proceeds from bank borrowings, capital leases, and long-term debts; and

     -    $18.7 million in proceeds from stock issued under our stock plans;


     - offset by $24.3 million from DII's repurchase of 1.5 million shares of its common stock.

     In October 1999, we entered into a credit facility with a syndicate of banks providing for revolving credit borrowings by us and a number of our subsidiaries of up to $200.0 million. As of March 31, 2000, there were $137.0 million in borrowings outstanding under this facility and the weighted-average interest rate for these borrowings was 6.87%. We were in compliance with all loan covenants at March 31, 2000.

     On April 3, 2000, we replaced our $200.0 million credit facility and a DII credit facility of $210.0 million with a $500.0 million credit facility with a syndicate of domestic and foreign banks. This new credit facility consists of two separate credit agreements, one providing for up to $150.0 million principal amount of revolving credit loans to Flextronics and designated subsidiaries and one providing for up to $350.0 million principal amount of revolving credit loans to our United States subsidiaries. Both agreements are split equally between a 364-day facility and a three-year facility. At the maturity of the 364-day facility, outstanding borrowings under that facility may be converted into one-year term loans. Borrowings under the credit facility bear interest, at our option, at either the agent's base rate or the LIBOR Rate, as defined in the credit facility, plus a margin for LIBOR loans ranging between 0.625% and 1.75%, based on our ratio of debt to EBITDA (earnings before interest, taxes, depreciation, and amortization). The credit facility is secured by a pledge of stock of certain of our subsidiaries.

     The credit facility contains covenants that restrict our ability to (1) incur secured debt (other than purchase money debt and capitalized leases), (2) incur liens on our property, (3) make dispositions of assets, and (4) make investments in companies that are not our subsidiaries. The credit facility also prohibits us from paying dividends. The credit facility also requires that we maintain a maximum ratio of total indebtedness to EBITDA, and maintain a minimum ratio of EBITDA to the sum of our net interest expense plus the current portion of our long-term debt and a specified portion of certain other debt.

     We plan to increase the size of our credit facility, or enter into additional credit facilities, to fund anticipated growth in our operations. We cannot provide any assurances that we will be able to complete any such transaction, or as to its potential terms. In addition, we maintain smaller credit facilities for a number of our non-U.S. subsidiaries, typically on an uncommitted basis. We have also entered into relationships with financial institutions for the sale of accounts receivable, and for leasing transactions.

     We used a portion of the net proceeds from the debt offering and the equity offerings to refinance our debt and to fund the further expansion of our business, including additional working capital and capital expenditures, and for other general corporate purposes. We may also use a portion of the net proceeds for strategic acquisitions or investments.

     We anticipate that our working capital requirements and capital expenditures will continue to increase in order to support the anticipated continued growth in our operations. In addition to our anticipated manufacturing facility purchases, we anticipate incurring significant capital expenditures and operating lease commitments in order to support our anticipated expansions of our industrial parks in Brazil, China, Hungary, Mexico and Poland. We intend to continue our acquisition strategy and it is possible that future acquisitions may be significant. Future liquidity needs will also depend on fluctuations in levels of inventory, the timing of expenditures by us on new equipment, the extent to which we utilize operating leases for the new facilities and equipment, levels of our shipments and changes in volumes of customer orders.

     Historically, we have funded our operations from the proceeds of public offerings of equity securities and debt offerings, cash and cash equivalents generated from operations, bank debt, sales of accounts receivable and lease financings of capital equipment. We believe that our existing cash balances, together with anticipated cash flows from operations and borrowings available under our credit facility and the net proceeds from our recent equity offering and private offering of senior subordinated notes will be sufficient to fund our operations for at least the next twelve months. We anticipate that we will continue to enter into debt and equity financings, sales of accounts receivable and lease transactions to fund our acquisitions and anticipated growth. Such financings and other transactions may not be available on terms acceptable to us or at all.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

      A portion of our exposure to market risk for changes in interest rates relates to our investment portfolio. We do not use derivative financial instruments in our investment portfolio. We invest in high-credit quality issuers and, by policy, limit the amount of credit exposure to any one issuer. As stated in our policy, we protect our invested principal funds by limiting default risk, market risk and reinvestment risk. We mitigate default risk by investing in safe and high-credit quality securities and by constantly positioning our portfolio to respond appropriately to a significant reduction in a credit rating of any investment issuer, guarantor or depository. The portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity. Maturities of short-term investments are timed, whenever possible, to correspond with debt payments and capital investments. As of March 31, 2000, the outstanding amount in the investment portfolio was $505.7 million, with an average maturity of 33 days and an average return of 5.9%.

      We also have exposure to interest rate risk with certain variable rate lines of credit. These credit lines are located throughout the world and are based on a spread over that country's inter-bank offering rate. We primarily enter into debt obligations to support general corporate purposes including capital expenditures, acquisitions and working capital needs. As of March 31, 2000, the outstanding short-term debt, including capitalized leases was $396.5 million. The following table presents principal cash flows and related interest rates by fiscal year of maturity for debt obligations. The variable interest rate for future years assume the same rate as March 31, 2000.


Expected Fiscal Year of Maturity
(dollars in thousands)

                                                                       There-
                              2001     2002     2003    2004    2005    after      Total
                            -------   ------   ------  ------  ------   -------   -------
Sr. Subordinated Notes           --       --       --      --      --   300,000   300,000
  Average interest rate        8.63%    8.63%    8.63%   8.63%   8.63%     8.63%     8.63%

Fixed Rate                   52,564   34,006   22,185  14,822   4,261    12,659   140,497
  Average interest rate         7.1%     7.7%     8.4%    8.6%   11.7%      4.9%      7.6%

Variable Rate               458,597   63,087   53,339  51,878  41,144     6,467   674,512
  Average interest rate         6.8%     8.4%     8.5%    8.3%    8.9%      8.5%      7.3%

Foreign Currency Exchange Risk

      We transact business in various foreign countries. We manage our foreign currency exposure by borrowing in various foreign currencies and by entering into foreign exchange forward contracts only with respect to transaction exposure. Our policy is to maintain a fully hedged position for all certain, known transactions exposures. These exposures are primarily, but not limited to, vendor payments and inter-company balances in currencies other than the functional unit of the operating entity. We will first evaluate and, to the extent possible, use non-financial techniques, such as currency of invoice, leading and lagging payments, receivable management or local borrowing to reduce transaction exposure before taking steps to minimize remaining exposure with financial instruments. As of March 31, 2000, the total cumulative outstanding amounts of forward contracts in French franc, German deutsche mark, Japanese yen, Swedish kronor and United States dollar was approximately $61.1 million.

CERTAIN FACTORS EFFECTING OPERATING RESULTS

IF WE DO NOT MANAGE EFFECTIVELY THE EXPANSION OF OUR OPERATIONS, OUR BUSINESS MAY BE HARMED.

        We have grown rapidly in recent periods. Our workforce has more than tripled in size over the last year as a result of internal growth and acquisitions. This growth is likely to considerably strain our management control system and resources, including decision support, accounting management, information systems and facilities. If we do not continue to improve our financial and management controls, reporting systems and procedures to manage our employees effectively and to expand our facilities, our business could be harmed.

        We plan to increase our manufacturing capacity by expanding our facilities and by adding new equipment. Such expansion involves significant risks, including, but not limited to the following:

        - we may not be able to attract and retain the management personnel and skilled employees necessary to support expanded operations;

        - we may not efficiently and effectively integrate new operations and information systems, expand our existing operations and manage geographically dispersed operations;

        -       we may incur cost overruns;

        - we may encounter construction delays, equipment delays or shortages, labor shortages and disputes and production start-up problems that could harm our growth and our ability to meet customers' delivery schedules; and

        - we may not be able to obtain funds for this expansion, and we may not be able to obtain loans or operating leases with attractive terms.

        In addition, we expect to incur new fixed operating expenses associated with our expansion efforts, including substantial increases in depreciation expense and rental expense, that will increase our cost of sales. If our revenues do not increase sufficiently to offset these expenses, our operating results would be seriously harmed. Our expansion, both through internal growth and acquisitions, has contributed to our incurring significant accounting charges. For example, in connection with our acquisitions of DII and Palo Alto Products International, we recorded a one-time charge of approximately $206.6 million and in connection with the issuance of an equity instrument to Motorola relating to our alliance with Motorola, we recorded a one-time non-cash charge of approximately $286.5 million, both in the first fiscal quarter of fiscal 2001.

WE MAY ENCOUNTER DIFFICULTIES WITH ACQUISITIONS, WHICH COULD HARM OUR BUSINESS.

        We have completed a number of acquisitions of businesses and facilities and expect to continue to acquire additional businesses and facilities in the future, including our recent agreements to acquire JIT Holdings Ltd. We are currently in preliminary discussions to acquire additional businesses and facilities. Any future acquisitions may require additional debt or equity financing, which could increase our leverage or be dilutive to our existing shareholders. We cannot assure the terms of, or that we will complete, any acquisitions in the future.

        To integrate acquired businesses, we must implement our management information systems and operating systems and assimilate and manage the personnel of the acquired operations. The difficulties of this integration may be further complicated by geographic distances. The integration of acquired businesses may not be successful and could result in disruption to other parts of our business.

        In addition, acquisitions involve a number of other risks and challenges, including, but not limited to:

        -       diversion of management's attention;

        - potential loss of key employees and customers of the acquired companies;

        - lack of experience operating in the geographic market of the acquired business; and

        -       an increase in our expenses and working capital requirements.

        Any of these and other factors could harm our ability to achieve anticipated levels of profitability at acquired operations or realize other anticipated benefits of an acquisition.

        We have new customer relationships from which we are not yet receiving significant revenues, and orders from these customers may not reach anticipated levels.

        We have recently announced major new customer relationships, including our alliance with Motorola, from which we anticipate significant future sales. However, similar to our other customer relationships, there are no volume purchase commitments under these new programs, and the revenues we actually achieve may not meet our expectations. In anticipation of future activities under these programs, we are incurring substantial expenses as we add personnel and manufacturing capacity and procure materials. Our operating results will be seriously harmed if sales do not develop to the extent and within the time frame we anticipate.

OUR CUSTOMERS MAY CANCEL THEIR ORDERS, CHANGE PRODUCTION QUANTITIES OR DELAY PRODUCTION.

        Electronics manufacturing service providers must provide increasingly rapid product turnaround for their customers. We generally do not obtain firm, long-term purchase commitments from our customers and we continue to experience reduced lead-times in customer orders. Customers may cancel their orders, change production quantities or delay production for a number of reasons. Cancellations, reductions or delays by a significant customer or by a group of customers would seriously harm our results of operations.

        In addition, we make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of our customers' commitments and the possibility of rapid changes in demand for their products reduces our ability to estimate accurately future customer requirements. On occasion, customers may require rapid increases in production, which can stress our resources and reduce margins. Although we have increased our manufacturing capacity and plan further increases, we may not have sufficient capacity at any given time to meet our customers' demands. In addition, because many of our costs and operating expenses are relatively fixed, a reduction in customer demand can harm our gross margins and operating income.

OUR OPERATING RESULTS VARY SIGNIFICANTLY.

        We experience significant fluctuations in our results of operations. The factors which contribute to fluctuations include:

        -       the timing of customer orders;

        -       the volume of these orders relative to our capacity;

        -       market acceptance of customers' new products;

        - changes in demand for customers' products and product obsolescence;

        -       the timing of our expenditures in anticipation of future orders;

        -       our effectiveness in managing manufacturing processes;

        -       changes in the cost and availability of labor and components;

        -       changes in our product mix;

        -       changes in economic conditions;

        - local factors and events that may affect our production volume, such as local holidays; and

        -       seasonality in customers' product requirements.

        One of our significant end-markets is the consumer electronics market. This market exhibits particular strength towards the end of the year in connection with the holiday season. As a result, we have experienced relative strength in revenues in our third fiscal quarter.

THE MAJORITY OF OUR SALES COMES FROM A SMALL NUMBER OF CUSTOMERS; IF WE LOSE ANY OF THESE CUSTOMERS, OUR SALES COULD DECLINE SIGNIFICANTLY.

        Sales to our five largest customers have represented a significant percentage of our net sales in recent periods. Our five largest customers accounted for approximately 42% of consolidated net sales in fiscal 2000. Our largest customer during fiscal 2000 was Ericsson, accounting for approximately 14% of consolidated net sales. The identity of our principal customers have varied from year to year, and our principal customers may not continue to purchase services from us at current levels, if at all. Significant reductions in sales to any of these customers, or the loss of major customers, would seriously harm our business. If we are not be able to timely replace expired, canceled or reduced contracts with new business, our revenues would be harmed.

WE DEPEND ON THE ELECTRONICS INDUSTRY WHICH CONTINUALLY PRODUCES TECHNOLOGICALLY ADVANCED PRODUCTS WITH SHORT LIFE CYCLES; OUR INABILITY TO CONTINUALLY MANUFACTURE SUCH PRODUCTS ON A COST-EFFECTIVE BASIS WOULD HARM OUR BUSINESS.

        Factors affecting the electronics industry in general could seriously harm our customers and, as a result, us. These factors include:

        - the inability of our customers to adapt to rapidly changing technology and evolving industry standards, which results in short product life cycles;

        - the inability of our customers to develop and market their products, some of which are new and untested, the potential that our customers' products may become obsolete or the failure of our customers' products to gain widespread commercial acceptance; and

        -       recessionary periods in our customers' markets.

        If any of these factors materialize, our business would suffer.

THERE MAY BE SHORTAGES OF REQUIRED ELECTRONIC COMPONENTS.

        A substantial majority of our net sales are derived from turnkey manufacturing in which we are responsible for purchasing components used in manufacturing our customers products. We generally do not have long-term agreements with suppliers of components. This typically results in our bearing the risk of component price increases because we may be unable to procure the required materials at a price level necessary to generate anticipated margins from our agreements with our customers. Accordingly, component price changes could seriously harm our operating results.

        At various times, there have been shortages of some of the electronic components that we use, and suppliers of some components have lacked sufficient capacity to meet the demand for these components. In recent months, component shortages have become more prevalent in our industry. In some cases, supply shortages and delays in deliveries of particular components have resulted in curtailed production, or delays in production, of assemblies using that component, which has contributed to an increase in our inventory levels. We expect that shortages and delays in deliveries of some components will continue. If we are unable to obtain sufficient components on a timely basis, we may experience manufacturing and shipping delays, which could harm our relationships with current or prospective customers and reduce our sales.

OUR INDUSTRY IS EXTREMELY COMPETITIVE.

        The electronics manufacturing services industry is extremely competitive and includes hundreds of companies, several of which have achieved substantial market share. Current and prospective customers also evaluate our capabilities against the merits of internal production. Some of our competitors, including Solectron and SCI Systems, have substantially greater market share than us, and substantially greater manufacturing, financial, research and development and marketing resources.

        In recent years, many participants in the industry, including us, have substantially expanded their manufacturing capacity. If overall demand for electronics manufacturing services should decrease, this increased capacity could result in substantial pricing pressures, which could seriously harm our operating results.

WE ARE SUBJECT TO THE RISK OF INCREASED TAXES.

        We have structured our operations in a manner designed to maximize income in countries where (1) tax incentives have been extended to encourage foreign investment or (2) income tax rates are low. We base our tax position upon the anticipated nature and conduct of our business and upon our understanding of the tax laws of the various countries in which we have assets or conduct activities. However, our tax position is subject to review and possible challenge by taxing authorities and to possible changes in law which may have retroactive effect. We cannot determine in advance the extent to which some jurisdictions may require us to pay tax or make payments in lieu of tax.

        Several countries in which we are located allow for tax holidays or provide other tax incentives to attract and retain business. We have obtained holidays or other incentives where available. Our taxes could increase if certain tax holidays or incentives are not renewed upon expiration, or tax rates applicable to us in such jurisdictions are otherwise increased. In addition, further acquisitions of businesses may cause our effective tax rate to increase.

WE CONDUCT OPERATIONS IN A NUMBER OF COUNTRIES AND ARE SUBJECT TO RISKS OF INTERNATIONAL OPERATIONS.

        The geographical distances between Asia, the Americas and Europe create a number of logistical and communications challenges. Our manufacturing operations are located in a number of countries, including Austria, Brazil, China, the Czech Republic, Finland, France, Germany, Hungary, Ireland, Italy, Malaysia, Mexico, Sweden, the United Kingdom and the United States. As a result, we are affected by economic and political conditions in those countries, including:

        -       fluctuations in the value of currencies;

        -       changes in labor conditions;

        -       longer payment cycles;

        -       greater difficulty in collecting accounts receivable;

        -       burdens and costs of compliance with a variety of foreign laws;

        -       political and economic instability;

        -       increases in duties and taxation;

        - imposition of restrictions on currency conversion or the transfer of funds;

        -       limitations on imports or exports;

        -       expropriation of private enterprises; and

        - reversal of the current policies including favorable tax and lending policies encouraging foreign investment or foreign trade by our host countries.

        The attractiveness of our services to our U.S. customers can be affected by changes in U.S. trade policies, such as "most favored nation" status and trade preferences for some Asian nations. In addition, some countries in which we operate, such as Brazil, Mexico and Malaysia, have experienced periods of slow or negative growth, high inflation, significant currency devaluations and limited availability of foreign exchange. Furthermore, in countries such as Mexico and China, governmental authorities exercise significant influence over many aspects of the economy, and their actions could have a significant effect on us. Finally, we could be seriously harmed by inadequate infrastructure, including lack of adequate power and water supplies, transportation, raw materials and parts in countries in which we operate.

WE ARE SUBJECT TO RISKS OF CURRENCY FLUCTUATIONS AND HEDGING OPERATIONS.

        A significant portion of our business is conducted in the European euro, the Swedish krona and the Brazilian real. In addition, some of our costs, such as payroll and rent, are denominated in currencies such as the Austrian schilling, the British pound, the Chinese renminbi, the German deutsche mark, the Hong Kong dollar, the Hungarian forint, the Irish pound, the Malaysian ringgit, the Mexican peso and the Singapore dollar, as well as the euro, the krona and the real. In recent years, the Hungarian forint, Brazilian real and Mexican peso have experienced significant devaluations. Changes in exchange rates between these and other currencies and the U.S. dollar will affect our cost of sales, operating margins and revenues. We cannot predict the impact of future exchange rate fluctuations. We use financial instruments, primarily forward purchase contracts, to hedge Japanese yen, European euro, U.S. dollar and other foreign currency commitments arising from trade accounts payable and fixed purchase obligations. Because we hedge only fixed obligations, we do not expect that these hedging activities will harm our results of operations or cash flows. However, our hedging activities may be unsuccessful, and we may change or reduce our hedging activities in the future. As a result, we may experience significant unexpected expenses from fluctuations in exchange rates.

WE DEPEND ON OUR KEY PERSONNEL.

        Our success depends to a large extent upon the continued services of our key executives, managers and skilled personnel. Generally our employees are not bound by employment or non-competition agreements, and we cannot assure that we will retain our key officers and employees. We could be seriously harmed by the loss of key personnel.

WE ARE SUBJECT TO ENVIRONMENTAL COMPLIANCE RISKS.

        We are subject to various federal, state, local and foreign environmental laws and regulations, including those governing the use, storage, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process. In addition, we are responsible for cleanup of contamination at some of our current and former manufacturing facilities and at some third party sites. If more stringent compliance or cleanup standards under environmental laws or regulations are imposed, or the results of future testing and analyses at our current or former operating facilities indicate that we are responsible for the release of hazardous substances, we may be subject to additional remediation liability. Further, additional environmental matters may arise in the future at sites where no problem is currently known or at sites that we may acquire in the future. Currently unexpected costs that we may incur with respect to environmental matters may result in additional loss contingencies, the quantification of which cannot be determined at this time.

THE MARKET PRICE OF OUR ORDINARY SHARES IS VOLATILE.

        The stock market in recent years has experienced significant price and volume fluctuations that have affected the market prices of technology companies. These fluctuations have often been unrelated to or disproportionately impacted by the operating performance of these companies. The market for our ordinary shares may be subject to similar fluctuations. Factors such as fluctuations in our operating results, announcements of technological innovations or events affecting other companies in the electronics industry, currency fluctuations and general market conditions may have a significant effect on the market price of our ordinary shares.

                         FLEXTRONICS INTERNATIONAL LTD.

             INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Report of Arthur Andersen LLP, Independent Public Accountants
Report of Deloite & Touche LLP, Independent Auditors
Report of PricewaterhouseCoopers LLP, Independent Accountants
Supplemental Consolidated Balance Sheets
Supplemental Consolidated Statements of Operations
Supplemental Consolidated Statements of Comprehensive Income
Supplemental Consolidated Statements of Shareholders' Equity
Supplemental Consolidated Statements of Cash Flows
Notes to Supplemental Consolidated Financial Statements
Supplemental Condensed Consolidated Balance Sheets
Supplemental Unaudited Condensed Consolidated Statements of Operations
Supplemental Unaudited Condensed Consolidated Statements of Cash Flows
Notes to Supplemental Unaudited Condensed Financial Statements

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Flextronics International Ltd.:

     We have audited the accompanying supplemental consolidated balance sheets of Flextronics International Ltd. (a Singapore company) and subsidiaries as of March 31, 1999 and 2000 and the related supplemental consolidated statements of operations, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended March 31, 2000. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of The DII Group, Inc. ("DII") and Palo Alto Products International Pte. Ltd. ("Palo Alto Products International"), except for the financial statements of Palo Alto Products International as of March 31, 2000 and for the year then ended, two companies acquired on April 3, 2000 and April 7, 2000, respectively, in transactions accounted for as pooling-of-interests, as discussed in Note 11 to supplemental consolidated financial statements. Such statements are included in the supplemental consolidated financial statements of Flextronics International Ltd. and reflect total assets and total revenues of various percentages of the consolidated totals as stated in Note 2 to supplemental consolidated financial statements. These statements were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to amounts included for DII and Palo Alto Products International, is based solely upon the reports of the other auditors.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the supplemental consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the supplemental consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Flextronics International Ltd. and subsidiaries as of March 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2000 in conformity with accounting principles generally accepted in the United States.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed under Item 7(b) is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                             ARTHUR ANDERSEN LLP

San Jose, California
September 15, 2000

INDEPENDENT AUDITOR'S REPORT

Board of Directors
The DII Group, Inc.

We have audited the consolidated balance sheets of The DII Group, Inc. and subsidiaries (the "Company") as of January 2, 2000 and January 3, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended January 2, 2000 (none of which are presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 2, 2000 and January 3, 1999 and the results of its operations and its cash flows for each of the three years in the period ended January 2, 2000 in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP

Denver, Colorado
March 28, 2000

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Palo Alto Products International Pte. Ltd.

In our opinion, the consolidated balance sheet and consolidated statements of income, of cash flows and of shareholders' equity expressed in U.S. dollars of Palo Alto Products International Pte. Ltd. and its subsidiaries (not presented separately herein) present fairly, in all material respects, the financial position at March 31, 1999, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Palo Alto Products International Pte. Ltd. and its subsidiaries for any period subsequent to March 31, 1999.


/s/ PRICEWATERHOUSECOOPERS LLP
----------------------------------
PricewaterhouseCoopers LLP
San Jose, California

June 11, 1999, except as to Note 7,
which is as of September 9, 1999

                         FLEXTRONICS INTERNATIONAL LTD.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                                   MARCH 31,
                                                                        -----------------------------
                                                                           1999               2000
                                                                        -----------       -----------
                                                                            (IN THOUSANDS, EXCEPT
                                                                         SHARE AND PER SHARE AMOUNTS)
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents ......................................      $   285,107       $   739,023
  Accounts receivable, less allowances for doubtful accounts of $16,072 and $24,298 as of March 31, 1999 and 2000,
     respectively ................................................          545,578           969,832
  Inventories ....................................................          374,083         1,071,491
  Other current assets ...........................................          104,311           273,496
                                                                        -----------       -----------
          Total current assets ...................................        1,309,079         3,053,842
                                                                        -----------       -----------
Property and equipment, net ......................................          880,218         1,216,863
Goodwill and other intangibles, net ..............................          335,605           390,351
Other assets .....................................................           79,749           198,072
                                                                        -----------       -----------
          Total assets ...........................................      $ 2,604,651       $ 4,859,128
                                                                        ===========       ===========
                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bank borrowings and current portion of long-term debt ..........      $   186,830       $   441,900
  Capital lease obligations ......................................           17,119            20,010
  Accounts payable ...............................................          540,671         1,128,680
  Accrued liabilities ............................................          191,653           296,612
  Deferred revenue ...............................................            6,443             4,378
                                                                        -----------       -----------
          Total current liabilities ..............................          942,716         1,891,580
                                                                        -----------       -----------
Long-term debt, net of current portion ...........................          747,387           579,234
Capital lease obligations, net of current portion ................           33,007            48,833
Other long-term liabilities ......................................           35,138            43,642
Minority interests ...............................................            7,179             9,747
                                                                        -----------       -----------
          Total long-term liabilities ............................          822,711           681,456
                                                                        -----------       -----------

Commitments

SHAREHOLDERS' EQUITY:
  Ordinary shares, S$.01 par value;
     authorized -- 250,000,000 shares; issued and
     outstanding -- 150,516,503 and 196,682,492 as of
     March 31, 1999 and 2000, respectively .......................            1,244             1,520
  Additional paid-in capital .....................................          648,592         1,934,778
  Retained earnings ..............................................          226,571           341,955
  Accumulated other comprehensive income (loss) ..................          (27,689)           12,923
  Deferred compensation ..........................................           (9,494)           (5,084)
                                                                        -----------       -----------
          Total shareholders' equity .............................          839,224         2,286,092
                                                                        -----------       -----------
          Total liabilities and shareholders' equity .............      $ 2,604,651       $ 4,859,128
                                                                        ===========       ===========

The accompanying notes are an integral part of these supplemental consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    YEAR ENDED MARCH 31,
                                                        ----------------------------------------------
                                                           1998             1999              2000
                                                        -----------      -----------       -----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales ........................................      $ 2,322,151      $ 3,584,556       $ 6,385,990
Cost of sales ....................................        2,011,873        3,170,665         5,791,658
Unusual charges ..................................            8,869           77,286             7,519
                                                        -----------      -----------       -----------
     Gross profit ................................          301,409          336,605           586,813
Selling, general and administrative ..............          161,949          227,560           309,634
Goodwill and intangibles amortization ............           10,487           29,156            40,631
Acquired in-process research and development .....               --            2,000                --
Merger-related expenses ..........................           12,499               --             3,523
Interest and other expense, net ..................           19,892           54,186            70,085
                                                        -----------      -----------       -----------
     Income before income taxes ..................           96,582           23,703           162,940
Provision for (benefit from) income taxes ........           18,914          (14,827)           19,745
                                                        -----------      -----------       -----------
     Net income ..................................      $    77,668      $    38,530       $   143,195
                                                        ===========      ===========       ===========
Earnings per share:
  Basic ..........................................      $      0.61      $      0.27       $      0.84
                                                        ===========      ===========       ===========
  Diluted ........................................      $      0.58      $      0.27       $      0.78
                                                        ===========      ===========       ===========
Shares used for earnings per share:
  Basic ..........................................          127,331          142,056           169,610
                                                        ===========      ===========       ===========
  Diluted ........................................          140,879          156,689           182,994
                                                        ===========      ===========       ===========

The accompanying notes are an integral part of these supplemental consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                YEAR ENDED MARCH 31,
                                                                      -----------------------------------------
                                                                        1998            1999             2000
                                                                      ---------       ---------       ---------
                                                                                    (IN THOUSANDS)
Net income .....................................................      $  77,668       $  38,530       $ 143,195
Other comprehensive income (loss):
  Foreign currency translation adjustment ......................        (11,553)        (11,771)        (19,092)
  Unrealized gain on available-for-sale securities, net of
     tax .......................................................             --              --          59,704
                                                                      ---------       ---------       ---------
Comprehensive income ...........................................      $  66,115       $  26,759       $ 183,807
                                                                      =========       =========       =========

The accompanying notes are an integral part of these supplemental consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                FOR THE YEARS ENDED MARCH 31, 1998, 1999 AND 2000
                                 (IN THOUSANDS)




                                                               ORDINARY SHARES            ADDITIONAL
                                                         ----------------------------       PAID-IN          RETAINED
                                                           SHARES            AMOUNT         CAPITAL          EARNINGS
                                                         -----------      -----------     -----------      -----------
BALANCE AT MARCH 31, 1997 ..........................         113,173      $       977     $   213,248      $   127,228
  Adjustment to conform fiscal year of pooled
    entity .........................................                                                            (3,136)
  Impact of immaterial pooling-of-interests
    acquisitions ...................................           6,298               38           9,801           (2,823)
  Issuance of common stock .........................           4,850               28          70,318               --
  Exercise of stock options ........................           2,782                8           1,940
  Sale of shares in public offering, net of
    offering costs .................................           8,740               50          96,100
  Ordinary shares issued under Employee Stock
    Purchase Plan ..................................             753               36          21,469
  DII's common stock repurchase ....................            (310)                          (4,209)
  Amortization of deferred compensation ............
  Deferred stock compensation ......................                                           12,713
  Dividend paid to former Kyrel shareholder ........                                                            (3,302)
  Net income .......................................                                                            77,668
  Foreign currency translation .....................
                                                         -----------      -----------     -----------      -----------
BALANCE AT MARCH 31, 1998 ..........................         136,286            1,137         421,380          195,635
  Issuance of ordinary shares for acquisition
    of FICO ........................................             256                2           4,798
  Issuance of common stock .........................           1,298               20          33,415
  Exercise of stock options ........................           3,269               16          11,369
  Sale of shares in public offering, net of
    offering costs .................................          10,800               58         193,942
  Ordinary shares issued under Employee Stock
    Purchase Plan ..................................             950               11           8,946
  DII's common stock repurchase ....................          (2,342)                         (24,335)
  Conversion of convertible notes ..................                                               15
  Dividend paid to former PCB shareholder ..........                                                            (7,594)
  Amortization of deferred compensation ............
  Deferred stock compensation ......................                                             (938)
  Net income .......................................                                                            38,530
  Foreign currency translation .....................
                                                         -----------      -----------     -----------      -----------
BALANCE AT MARCH 31, 1999 ..........................         150,517            1,244         648,592          226,571
  Adjustment to conform fiscal year of pooled
    entity .........................................                                                              (818)
  Impact of immaterial pooling-of-interests
    acquisitions ...................................             503                5           1,609           (2,062)
  Issuance of common stock .........................           1,222                7           9,981
  Exercise of stock options ........................           3,264               13          17,381
  Sale of shares in public offering, net of
    offering costs .................................          33,509              198       1,158,575
  Ordinary shares issued under Employee Stock
    Purchase Plan ..................................             271                7          13,613
  Dividend paid to former PCB shareholder ..........                                                           (24,931)
  Amortization of deferred compensation ............
  Deferred stock compensation ......................                                               (1)
  Conversion of convertible notes ..................           7,396               46          85,028
  Net income .......................................                                                           143,195
  Change in unrealized gain on
    available-for-sale securities ..................
  Foreign currency translation .....................
                                                         -----------      -----------     -----------      -----------
BALANCE AT MARCH 31, 2000 ..........................         196,682      $     1,520     $ 1,934,778      $   341,955
                                                         ===========      ===========     ===========      ===========

                                                          ACCUMULATED
                                                              OTHER
                                                          COMPREHENSIVE                        TOTAL
                                                              GAIN            DEFERRED      SHAREHOLDERS'
                                                             (LOSS)         COMPENSATION       EQUITY
                                                          -------------     ------------    -------------
BALANCE AT MARCH 31, 1997 ..........................       $    (4,365)     $    (5,567)     $   331,521
  Adjustment to conform fiscal year of pooled
    entity .........................................                                              (3,136)
  Impact of immaterial pooling-of-interests
    acquisitions ...................................                                               7,016
  Issuance of common stock .........................                --               --           70,346
  Exercise of stock options ........................                                               1,948
  Sale of shares in public offering, net of
    offering costs .................................                                              96,150
  Ordinary shares issued under Employee Stock
    Purchase Plan ..................................                                              21,505
  DII's common stock repurchase ....................                                              (4,209)
  Amortization of deferred compensation ............                              5,352            5,352
  Deferred stock compensation ......................                            (12,698)              15
  Dividend paid to former Kyrel shareholder ........                                              (3,302)
  Net income .......................................                                              77,668
  Foreign currency translation .....................           (11,553)                          (11,553)
                                                           -----------      -----------      -----------
BALANCE AT MARCH 31, 1998 ..........................           (15,918)         (12,913)         589,321
  Issuance of ordinary shares for acquisition
    of FICO ........................................                                               4,800
  Issuance of common stock .........................                                              33,435
  Exercise of stock options ........................                                              11,385
  Sale of shares in public offering, net of
    offering costs .................................                                             194,000
  Ordinary shares issued under Employee Stock
    Purchase Plan ..................................                                               8,957
  DII's common stock repurchase ....................                                             (24,335)
  Conversion of convertible notes ..................                                                  15
  Dividend paid to former PCB shareholder ..........                                              (7,594)
  Amortization of deferred compensation ............                              2,247            2,247
  Deferred stock compensation ......................                              1,172              234
  Net income .......................................                                              38,530
  Foreign currency translation .....................           (11,771)                          (11,771)
                                                           -----------      -----------      -----------
BALANCE AT MARCH 31, 1999 ..........................           (27,689)          (9,494)         839,224
  Adjustment to conform fiscal year of pooled
    entity .........................................                                                (818)
  Impact of immaterial pooling-of-interests
    acquisitions ...................................                                                (448)
  Issuance of common stock .........................                                               9,988
  Exercise of stock options ........................                                              17,394
  Sale of shares in public offering, net of
    offering costs .................................                                           1,158,773
  Ordinary shares issued under Employee Stock
    Purchase Plan ..................................                                              13,620
  Dividend paid to former PCB shareholder ..........                                             (24,931)
  Amortization of deferred compensation ............                              4,049            4,049
  Deferred stock compensation ......................                                361              360
  Conversion of convertible notes ..................                                              85,074
  Net income .......................................                                             143,195
  Change in unrealized gain on
    available-for-sale securities ..................            59,704                            59,704
  Foreign currency translation .....................           (19,092)                          (19,092)
                                                           -----------      -----------      -----------
BALANCE AT MARCH 31, 2000 ..........................       $    12,923      $    (5,084)     $ 2,286,092
                                                           ===========      ===========      ===========

The accompanying notes are an integral part of these supplemental consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

                SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOW


                                                                                                 YEAR ENDED MARCH 31,
                                                                                      -------------------------------------------
                                                                                          1998            1999            2000
                                                                                      -----------     -----------     -----------
                                                                                                     (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income .....................................................................    $    77,668     $    38,530     $   143,195
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
      Depreciation, amortization and impairment charges ..........................         64,088         174,365         178,505
      Loss (gain) on sale of equipment ...........................................             18            (510)          2,694
      Provision for doubtful accounts ............................................          3,154             675          12,534
      Provision for inventories ..................................................          4,096           6,479          32,307
      Amortization of deferred stock compensation ................................          5,352           2,247           4,049
      Equity in earnings of associated companies .................................         (1,194)         (2,529)         (1,591)
      In-process research and development ........................................             --           2,000              --
      Gain on sales of subsidiary and long-term investments ......................             --             (67)           (365)
      Other non-cash adjustments .................................................          4,994          11,553          (4,297)
      Changes in operating assets and liabilities (net of effect of acquisitions):
         Accounts receivable .....................................................       (107,642)       (154,545)       (407,373)
         Inventories .............................................................        (64,594)        (97,241)       (556,780)
         Other current assets ....................................................        (25,927)        (29,983)        (89,939)
         Accounts payable and accrued liabilities ................................        162,371         210,678         687,152
         Deferred revenue ........................................................            317             314          (2,292)
         Deferred income taxes ...................................................           (285)        (22,806)        (16,590)
                                                                                      -----------     -----------     -----------
Net cash provided by (used in) operating activities ..............................        122,416         139,160         (18,791)
                                                                                      -----------     -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment ............................................       (237,970)       (383,686)       (457,684)
  Proceeds from sale of property and equipment ...................................          4,350           9,906          41,702
  Proceeds from sale of subsidiaries .............................................             --              --          35,871
  Other investments and notes receivable .........................................         (5,337)        (15,398)       (116,663)
  Payment for acquired businesses, earnout obligations and remaining purchase
    price related to the acquired businesses .....................................         (6,250)        (24,000)        (60,926)
  Minority investments in various companies ......................................         (2,200)             --              --
  Effect of acquisitions on cash .................................................          4,363             379           1,278
  Cash paid for businesses acquired ..............................................       (138,200)       (134,191)       (275,850)
  Other ..........................................................................             35             572              --
                                                                                      -----------     -----------     -----------
Net cash used in investing activities ............................................       (381,209)       (546,418)       (832,272)
                                                                                      -----------     -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Bank borrowings and proceeds from long-term debt ...............................        422,551         492,302         292,866
  Repayment of bank borrowings and long-term debt ................................       (287,035)       (178,872)       (120,230)
  Borrowings from related company ................................................          2,946              --           1,162
  Repayment of capital lease obligations .........................................        (12,607)        (15,332)        (34,708)
  Proceeds from exercise of stock options and Employee Stock
    Purchase Plan ................................................................          8,848          18,707          26,229
  Payments on notes payable ......................................................         (5,000)             --              --
  Net proceeds from issuance of senior subordinated notes ........................        145,687              --              --
  Net proceeds from sales of ordinary shares .....................................        138,840         201,975       1,172,255
  DII stock repurchase payments ..................................................         (4,209)        (24,335)             --
  Dividends paid to former shareholders of companies acquired ....................         (3,302)         (7,597)        (24,932)
                                                                                      -----------     -----------     -----------
Net cash provided by financing activities ........................................        406,719         486,848       1,312,642
                                                                                      -----------     -----------     -----------
Effect of exchange rate changes ..................................................         (4,046)         (1,894)         (6,845)
Effect of adjustment to conform fiscal year of pooled entities ...................            389              --            (818)
                                                                                      -----------     -----------     -----------
Increase in cash and cash equivalents ............................................        144,269          77,696         453,916
Cash and cash equivalents, beginning of year .....................................         63,142         207,411         285,107
                                                                                      -----------     -----------     -----------
Cash and cash equivalents, end of year ...........................................    $   207,411     $   285,107     $   739,023
                                                                                      ===========     ===========     ===========

The accompanying notes are an integral part of these supplemental consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION OF THE COMPANY

     Flextronics International Ltd. ("Flextronics" or the "Company") is organized under the laws of the Republic of Singapore. Flextronics provides advanced electronics manufacturing services to original equipment manufacturers, or OEMs, primarily in the telecommunications, networking, consumer electronics and computer industries. The Company provides customers with the opportunity to outsource, on a global basis, a complete product where the Company takes responsibility for engineering, supply chain management, assembly, integration, test and logistics management. The Company provides complete product design services, including electrical and mechanical, circuit and layout, radio frequency and test development engineering services.

2. SUMMARY OF ACCOUNTING POLICIES

Principles of consolidation and basis of presentation

     All dollar amounts included in the financial statements are expressed in U.S. dollars unless otherwise designated as Singapore dollars (S$).

     The accompanying consolidated financial statements include the accounts of Flextronics and its wholly and majority-owned subsidiaries, after elimination of all significant intercompany accounts and transactions.

     In August 2000, Flextronics acquired 100% of the outstanding shares and interests of Chatham Technologies, Inc. ("Chatham") and Lightning Metal Specialties and related entities ("Lightning"). Both mergers were accounted for as pooling-of-interests and the supplemental consolidated financial statements have been prepared to give retroactive effect to the mergers. Generally accepted accounting principles prohibit giving effect to consummated business combinations accounted for by the pooling-of-interests method in financial statements that do not include the dates of consummation. These supplemental consolidated financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

     Chatham operated under a fiscal year which ended on the Saturday closest to September 30 prior to merging with Flextronics and, accordingly, Chatham's balance sheets, statements of operations, shareholders' equity and cash flows as of September 26, 1998 and October 2, 1999 and for each of the three years in the period ended October 2, 1999 have been combined with the Company's consolidated financial statements as of March 31, 1999 and 2000 and for each of the fiscal years ended March 31, 2000. Starting in fiscal 2001, Chatham will change its year end from the Saturday closest to September 30 to March 31 to conform to the Company's fiscal year end. Accordingly, Chatham's operations for the six-month period ended March 31, 2000 will be excluded from the consolidated results of operations for fiscal 2001 and will be reported as an adjustment to retained earnings in the first quarter of fiscal 2001. Chatham is a leading provider of integrated electronic packaging systems to the communications industry. As a result of the merger, the Company issued approximately 8.3 million ordinary shares for all of the outstanding Chatham capital stock, warrants and options.

     Lightning operated under a calendar year end prior to merging with Flextronics and, accordingly, Lightning's balance sheets, statements of operations, shareholders' equity and cash flows as of December 31, 1998 and 1999 and for each of the three years ended December 31, 1999 have been combined with the Company's consolidated financial statements as of March 31, 1999 and 2000 and for each of the fiscal years ended March 31, 2000. Starting in fiscal 2001, Lightning will change its year end from December 31 to March 31 to conform to the Company's fiscal year end. Accordingly, Lightnings operations for the three months ended March 31, 2000 will be excluded from the consolidated results of operations for fiscal year 2001 and will be reported as an adjustment to retained earnings in the first quarter of fiscal 2001. Lightning is a provider of fully integrated electronic packaging systems with operations in Ireland and the United States. As a result of the merger, the Company issued approximately
1.2 million ordinary shares for all of the outstanding shares of Lightning common stock and interests.

     The results of operations previously reported by the separate companies and the combined amounts presented in the supplemental consolidated financial statements are summarized below.

                                                              YEARS ENDED MARCH 31,
                                                -----------------------------------------------
                                                   1998               1999             2000
                                                -----------       -----------       -----------
                                                                (IN THOUSANDS)
Net revenues:
  Flextronics, as previously reported ....      $ 2,202,451       $ 3,253,025       $ 5,739,735
  Chatham ................................           21,868           206,736           376,997
  Lightning ..............................           97,832           124,795           269,258
                                                -----------       -----------       -----------
  Combined ...............................      $ 2,322,151       $ 3,584,556       $ 6,385,990
                                                ===========       ===========       ===========
Net income (loss):
  Flextronics ............................      $    68,579       $    48,800       $   181,445
  Chatham ................................           (5,921)          (15,321)          (41,711)
  Lightning ..............................           15,010             5,051             3,461
                                                -----------       -----------       -----------
  Combined ...............................      $    77,668       $    38,530       $   143,195
                                                ===========       ===========       ===========


     The supplemental consolidated financial statements of Flextronics include the financial statements of the DII Group, Inc. ("DII") and Palo Alto Products International Pte. Ltd. ("Palo Alto Products International") and reflect total assets and total revenues as a percentage of the consolidated totals as of March 31, 1999 and 2000 and for each of the three years in the period ended March 31, 2000 as follows:

                                                        AS OF
                                                       MARCH 31,
                                                    --------------
TOTAL ASSETS                                        1999      2000
------------                                        ----      ----
Palo Alto Products International .....                 4%        3%
DII ..................................                29%       23%

                                                      YEARS ENDED MARCH 31,
                                                    ------------------------
TOTAL REVENUES                                      1998      1999      2000
--------------                                      ----      ----      ----
Palo Alto Products International......                4%         3%        2%
DII...................................               34%        26%       21%

Reclassifications

     Certain prior years' balances have been reclassified to conform to the current year's presentation.

Translation of Foreign Currencies

     The functional currency of the majority of Flextronics' Asian subsidiaries and certain other subsidiaries is the U.S. dollar. Accordingly, all of the monetary assets and liabilities of these subsidiaries are translated into U.S. dollars at the current exchange rate as of the applicable balance sheet date, and all non-monetary assets and liabilities are remeasured at historical rates. Revenues and expenses are translated at the average exchange rate prevailing during the period. Gains and losses resulting from the translation of these subsidiaries' financial statements are included in the accompanying consolidated statements of operations.

     The financial position and results of operations of the Company's other subsidiaries are measured using local currency as the functional currency. Accordingly, for these subsidiaries all assets and liabilities are translated into U.S. dollars at current exchange rates as of the respective balance sheet date. Revenue and expense items are translated at the average exchange rates prevailing during the period. Cumulative translation gains and losses from the translation of these subsidiaries' financial statements are reported as a separate component of shareholders' equity. On January 1, 1999, the Company's Austrian, Finnish, French and Hungarian subsidiaries adopted the Euro as its functional currency.

Cash, Cash Equivalents and Investments

     All highly liquid investments with a maturity of three months or less at date of purchase are carried at fair market value and considered to be cash equivalents. Cash and cash equivalents consist of cash deposited in checking and money market accounts, commercial paper and certificates of deposit.

     The Company's short term investments are comprised of public corporate equity securities. Investments with maturities of less than one year are considered short term and are included within Other Current Assets in the Company's balance sheet and carried at fair value. Nearly all investments are held in the Company's name and custodied with major financial institutions. The specific identification method is used to determine the cost of securities disposed of, with realized gains and losses reflected in other income and expense. At March 31, 1999 and 2000, substantially all of the Company's investments were classified as available-for-sale. Unrealized holding gains and losses on these investments are included as a separate component of shareholders' equity, net of any related tax effect.

     Cash equivalents and short-term investments are all due within one year and consist of the following (in thousands):

                                                                  MARCH 31, 2000
                                                 ---------------------------------------------------
                                                                 GROSS         GROSS       ESTIMATED
                                                 AMORTIZED     UNREALIZED    UNREALIZED      FAIR
                                                    COST         GAINS         LOSSES        VALUE
                                                 ---------     ----------    ----------    ---------
Money market funds .........................      $236,342      $     --                    $236,342
Certificates of deposits ...................        34,026            --            --        34,026
Corporate debt securities ..................       282,781            --            --       282,781
Corporate equity securities ................        19,660        59,704            --        79,364
                                                  --------      --------      --------      --------
                                                  $572,809      $ 59,704                    $632,513
                                                  ========      ========      ========      ========
Included in cash and cash equivalents ......      $553,149      $     --                    $553,149
Included in other current assets ...........        19,660        59,704            --        79,364
                                                  --------      --------      --------      --------
                                                  $572,809      $ 59,704                    $632,513
                                                  ========      ========      ========      ========

                                                                  MARCH 31, 1999
                                                 ---------------------------------------------------
                                                                GROSS         GROSS        ESTIMATED
                                                 AMORTIZED    UNREALIZED    UNREALIZED       FAIR
                                                   COST         GAINS         LOSSES         VALUE
                                                 ---------    ----------    ----------     ---------
Money market funds ........................      $122,671                                  $122,671
Certificates of deposits ..................        52,382            --            --        52,382
Corporate debt securities .................        49,504            --            --        49,504
                                                 --------     ---------     ---------      --------
Included in cash and cash equivalents .....      $224,557                                  $224,557
                                                 ========     ========      =========      ========

     The Company also has certain investments in non-publicly traded companies. These investments are included within Other Assets in the Company's balance sheet and are generally carried at cost. The Company monitors these investments for impairment and makes appropriate reductions in carrying values when necessary.

Property and equipment

     Property and equipment is stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the related assets (two to thirty years), with the exception of building leasehold improvements, which are amortized over the life of the lease, if shorter. Repairs and maintenance costs are expensed as incurred. Property and equipment was comprised of the following as of March 31 (in thousands):

                                                        1999              2000
                                                     -----------       -----------
Machinery and equipment .......................      $   620,646       $   857,047
Land ..........................................           51,768            69,957
Buildings .....................................          276,341           380,920
Leasehold improvements ........................           34,488            55,834
Computer equipment and software ...............           39,091            71,580
Furniture, fixtures and vehicles ..............           52,332            75,131
Construction in progress ......................           42,539            37,073
Other .........................................            2,823             1,784
                                                     -----------       -----------
                                                       1,120,028         1,549,326
Accumulated depreciation and amortization .....         (239,810)         (332,463)
                                                     -----------       -----------
Property and equipment, net ...................      $   880,218       $ 1,216,863
                                                     ===========       ===========

Concentration of credit risk

     Financial instruments, which potentially subject the Company to concentration of credit risk, are primarily accounts receivable, cash equivalents and investments. The Company performs ongoing credit evaluations of its customers' financial condition and maintains an allowance for doubtful accounts based on the outcome of its credit evaluations. The Company maintains cash and cash equivalents with various financial institutions that management believes to be high credit quality. These financial institutions are located in many different locations throughout the world.

     Sales to customers who accounted for more than 10% of net sales were as follows for the years ended March 31:

                                                1998         1999          2000
                                                ----         ----          ----
Ericsson ..............................           12%           *            14%

* Less than 10%

Goodwill and other intangibles

     Any excess of cost over net assets acquired (goodwill) is amortized by the straight-line method over estimated lives ranging from eight to thirty years.

     Intangible assets are comprised of technical agreements, patents, trademarks, developed technologies and other acquired intangible assets including assembled work forces, favorable leases and customer lists. Technical agreements are being amortized on a straight-line basis over periods of up to five years. Patents and trademarks are being amortized on a straight-line basis over periods of up to ten years. Purchased developed technologies are being amortized on a straight-line basis over periods of up to seven years. Intangible assets related to assembled work forces, favorable leases and customer lists are amortized on a straight-line basis over three to ten years.

     Goodwill and other intangibles were as follows as of March 31 (in thousands):

                                                      1999              2000
                                                    ---------         ---------
Goodwill ...................................        $ 331,601         $ 420,494
Other intangibles ..........................           52,766            55,397
                                                    ---------         ---------
                                                      384,367           475,891
Accumulated amortization ...................          (48,762)          (85,540)
                                                    ---------         ---------
Goodwill and other intangibles, net ........        $ 335,605         $ 390,351
                                                    =========         =========

Long-Lived Assets

     The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment is measured by comparison of its carrying amount, including the unamortized portion of goodwill allocated to the property and equipment, to future net cash flows the property and equipment are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property and equipment, including the allocated goodwill, if any, exceeds its fair market value. The Company assesses the recoverability of enterprise level goodwill and intangible assets as well as long-lived assets by determining whether the unamortized balances can be recovered through undiscounted future results of the operation or asset. The amount of enterprise level long-lived asset impairment, if any, is measured based on projected discounted future results using a discount rate reflecting the Company's average cost of funds. To date, the Company's adjustments to the carrying value of its long-lived assets are discussed in Note 9.

Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories

     Inventories are stated at the lower of cost (first-in, first-out basis) or market value. Cost is comprised of direct materials, labor and overhead. As of March 31, the components of inventories are as follows (in thousands):

                                                  1999                   2000
                                               ----------             ----------
Raw materials ....................             $  252,210             $  785,693
Work-in-process ..................                 75,366                179,010
Finished goods ...................                 46,507                106,788
                                               ----------             ----------
                                               $  374,083             $1,071,491
                                               ==========             ==========


Accrued liabilities

     Accrued liabilities was comprised of the following as of March 31 (in thousands):

                                                        1999              2000
                                                      --------          --------
Income taxes payable .......................          $ 11,163          $ 24,572
Accrued payroll ............................            57,425           108,971
Accrued loan interest ......................            15,265            15,744
Accrual for excess facilities ..............             2,523               931
Customer deposits ..........................            18,299             3,542
Sales tax and other tax payable ............             6,805            19,600
Other accrued liabilities ..................            80,173           123,252
                                                      --------          --------
                                                      $191,653          $296,612
                                                      ========          ========

Revenue recognition

     The Company's net sales are comprised of electronics manufacturing services and service revenue earned from engineering and design services. Revenue from electronics manufacturing services is recognized upon shipment of the goods. Service revenue is recognized as the services are performed, or under the percentage-of-completion method of accounting, depending on the nature of the arrangement. If total costs to complete a project exceed the anticipated revenue from that project, the loss is recognized immediately.

Interest and other expense, net

     Interest and other expense, net was comprised of the following for the years ended March 31 (in thousands):

                                                             1998           1999           2000
                                                           --------       --------       --------
Interest expense ....................................      $ 30,913       $ 60,488       $ 82,689
Interest income .....................................        (5,881)       (10,049)       (21,576)
Foreign exchange loss (gain) ........................        (4,137)         5,112          2,705
Equity in earnings of associated companies ..........        (1,194)        (1,036)            --
Minority interest ...................................           356          1,319          1,002
Other expense (income), net .........................          (165)        (1,648)         5,265
                                                           --------       --------       --------
          Total interest and other expense, net .....      $ 19,892       $ 54,186       $ 70,085
                                                           ========       ========       ========

Net income per share

     Basic net income per share is computed using the weighted average number of ordinary shares outstanding during the applicable periods.

     Diluted net income per share is computed using the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding during the applicable periods. Ordinary share equivalents include ordinary shares issuable upon the exercise of stock options and are computed using the treasury stock method. Earnings per share data were computed as follows as of March 31:

                                                                     1998          1999          2000
                                                                   --------      --------      --------
                                                                         (IN THOUSANDS, EXCEPT PER
                                                                              SHARE AMOUNTS)
BASIC EPS:
Net income ..................................................      $ 77,668      $ 38,530      $143,195
                                                                   ========      ========      ========
Shares used in computation:
     Weighted-average ordinary shares outstanding ...........       127,331       142,056       169,610
Basic EPS ...................................................      $   0.61      $   0.27      $   0.84
                                                                   ========      ========      ========
DILUTED EPS:
Net income ..................................................      $ 77,668      $ 38,530      $143,195
Plus income impact of assumed conversions:
     Interest expense (net of tax) on convertible
       subordinated notes ...................................         3,105         3,105           400
     Amortization (net of tax) of debt issuance cost on
       convertible subordinated notes .......................           260           260            33
                                                                   --------      --------      --------
     Net income available to shareholders ...................      $ 81,033      $ 41,895      $143,628
                                                                   ========      ========      ========
SHARES USED IN COMPUTATION:
Weighted-average ordinary shares outstanding ................       127,331       142,056       169,610
Shares applicable to exercise of dilutive options(1) ........         5,916         7,036        12,504
Shares applicable to deferred stock compensation ............           227           216           151
Shares applicable to convertible subordinated notes .........         7,405         7,381           729
                                                                   --------      --------      --------
     Shares applicable to diluted earnings ..................       140,879       156,689       182,994
                                                                   ========      ========      ========
Diluted EPS .................................................      $   0.58      $   0.27      $   0.78
                                                                   ========      ========      ========

----------

(1) Stock options of the Company calculated based on the treasury stock method using average market price for the period, if dilutive. Options to purchase 573,295, 785,635 and 426,666,weighted shares outstanding during fiscal 1998, 1999, and 2000, respectively, were excluded from the computation of diluted earnings per share because the options exercise price was greater than the average market price of the Company's ordinary shares during those years.

New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS No. 133") which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts and for hedging activities. It requires that companies recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company expects to adopt SFAS No. 133 in the first quarter of fiscal 2002 and anticipates that SFAS No. 133 will not have a material impact on its consolidated financial statements.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements". SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. The Company will adopt SAB 101 as required in the fourth quarter of fiscal 2001 and anticipates that SAB 101 will not have a material impact on its consolidated and financial statements.

3. SUPPLEMENTAL CASH FLOW DISCLOSURES

     For purposes of the statement of cash flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. The following information relates to fiscal years ended March 31 (in thousands):

                                                                                            1998          1999          2000
                                                                                          --------      --------      --------
Cash paid for:
  Interest .........................................................................      $ 14,753      $ 41,571      $ 76,784
  Income taxes .....................................................................        13,324        14,778        10,075
Non-cash investing and financing activities:
  Equipment acquired under capital lease obligations ...............................        19,852        43,724        47,093
  Issuance of 255,700 ordinary shares valued at $18.77 for acquisition of FICO .....            --         4,800            --
  Conversion of DII debt to equity .................................................            --            --        85,074

4. BANK BORROWINGS AND LONG-TERM DEBT

Senior Subordinated Notes

     The Company has $150.0 million in unsecured senior subordinated notes due in 2007 outstanding with an annual interest rate of 8.75% due semi-annually. The fair value of the unsecured senior subordinated notes based on broker trading prices was 94.5% of the face value on March 31, 2000.

     DII has $150.0 million of senior subordinated notes which bear interest at 8.5% and mature on September 15, 2007. Interest is payable semi-annually. The fair value of these senior subordinated notes based on broker trading prices was 99.5% of the face value on March 31, 2000. The Company repurchased these notes subsequent to March 31, 2000.

     Chatham has $40.0 million of senior subordinated notes ("Chatham's Senior Subordinated Notes") which bear interest at LIBOR plus 4% and mature on August 18, 2006. Chatham's Senior Subordinated Notes outstanding balances at March 31, 2000 and 1999 reflect $7,599 and $ 8,415 of debt discount, respectively. These notes are subordinated to Chatham's credit facility and have a subordinate collateral position. The fair value of Chatham's Senior Subordinated Notes approximates their net book value at March 31, 2000. As a result of the merger, Chatham's Senior Subordinated Notes have been paid off with existing Company cash.

     The Company maintained a credit facility with a syndicate of banks. This facility provided for revolving credit borrowings by Flextronics and a number of its subsidiaries of up to $200.0 million, subject to compliance with certain financial covenants and the satisfaction of customary borrowing conditions. The credit facility consisted of two separate credit agreements, one providing for up to $40.0 million principal amount of revolving credit loans to the Company and designated subsidiaries and one providing for up to $160.0 million principal amount of revolving credit loans to the Company's United States subsidiary. As of March 31, 2000, there were $137.0 million in borrowings outstanding under the revolving credit loans and the weighted-average interest rate for the Company's borrowings under the revolving credit loans was 6.87%.

     DII maintained a $210.0 million credit facility with a syndicate of banks. This facility provides for a $100.0 million 5-year term loan ("DII's Term Loan") and a $110.0 million revolving line-of-credit facility ("DII's Revolver"). At March 31, 2000, there were $84.0 million outstanding under DII's Term Loan at a weighted average interest rate was 7.63%. At March 31, 2000, borrowings of $25.0 million were outstanding under DII's Revolver at a weighted average interest rate of 8.25%.

     Chatham maintained a credit facility with a syndicate of banks. This facility provides for senior collateralized financing consisting of: (i) a term loan facility ("Chatham's Term Loan") with an aggregate principal amount of $120.5 million, (ii) a revolving loan facility (Chatham's Revolver") with an aggregate principal amount of $28.0 million, and (iii) an acquisition loan facility ("Chatham's Acquisition Loan") in an aggregate principal amount of $112.0 million. At March 31, 2000, there were $ 116.3 million outstanding under Chatham's Term Loan at a weighted average interest rate of 8.63%. At March 31, 2000, there were $26.0 million outstanding under Chatham's Revolver Loan at a weighted average interest rate of 10.25%. At March 31, 2000, there were $45.5 million outstanding under Chatham's Acquisition Loan at a weighted average interest rate of 10.25%. As a result of the merger, Chatham's Term Loan has been paid off from existing Company cash.

     On April 3, 2000, the Company replaced both its $200.0 million credit facility and DII's $210.0 million credit facility with a $500.0 million Revolving Credit Facility ("Credit Facility") with a syndicate of domestic and foreign banks. The Credit Facility consisted of two separate credit agreements, one providing for up to $150.0 million principal amount of revolving credit loans to the Company and designated subsidiaries ("Tranche A") and one providing for up to $350.0 million principal amount of revolving credit loans to the Company's United States subsidiary ("Tranche B"). Both Tranche A and Tranche B are split equally between a 364-day and a three-year facility. At the maturity of the 364-day facilities, outstanding borrowings under the facility may be converted into one-year term loans. Borrowings under the Credit Facility bear interest, at the Company's option, at either: (i) the Base Rate (as defined in the Credit Facility); or
(ii) the LIBOR Rate (as defined in the Credit Facility) plus the Applicable Margin for LIBOR loans ranging between 0.625% and 1.75%, based on certain financial ratios of the Company. The Company is required to pay a quarterly commitment fee ranging from 0.15% to 0.375% per annum, based on certain financial ratios of the Company, of the unutilized portion of the Credit Facility.

     In fiscal 2000, substantially all of DII's convertible subordinated notes were converted into approximately 7,406,000 ordinary shares and the unconverted portion was redeemed for $0.1 million.

     Certain subsidiaries of the Company have various lines of credit available with annual interest rates ranging from 3.3% to 8.5%. These lines of credit expire on various dates through 2001. The Company also has term loans with annual interest rates generally ranging from 1.5% to 9.0% with terms of up to 20 years. These lines of credit and term loans are primarily secured by assignment of account receivables and assets.

     The Company has financed the purchase of certain facilities with mortgages. The mortgages generally have terms of 5 to 10 years and annual interest rates ranging from 7.4% to 10.0% and are secured by the underlying properties with a net book value of approximately $23.0 million.

     In addition, the Company had notes payable for purchase price due to the former shareholders of FICO for the additional 50% interest acquired in March 1999. The notes were unsecured and bear interest at 2%. The amount outstanding as of March 31, 2000 was $2.0 million.

     Bank borrowings and long-term debts were comprised of the following at March 31 (in thousands):

                                                    1999               2000
                                                 -----------        -----------
Senior subordinated notes ................       $   300,000        $   300,000
Outstanding under lines of credit ........            14,097            105,199
Credit facility ..........................            40,073            137,000
DII credit facility ......................           137,500            109,000
Chatham credit facility ..................           161,793            187,849
Mortgages ................................            29,282             23,550
Convertible subordinated notes payable ...            86,235                 --
Term loans and other debt ................           165,237            158,536
                                                 -----------        -----------
                                                     934,217          1,021,134
     Current portion .....................          (186,830)          (441,900)
                                                 -----------        -----------
     Non-current portion .................       $   747,387        $   579,234
                                                 ===========        ===========

     Maturities for the bank borrowings and other long-term debt are as follows for the years ended March 31 (in thousands):

2001 ........................................................         $  441,900
2002 ........................................................             36,448
2003 ........................................................             41,474
2004 ........................................................             75,650
2005 ........................................................             37,722
Thereafter ..................................................            395,539
                                                                      ----------
                                                                       1,028,733
Less discount on Chatham senior subordinated notes ..........             (7,599)
                                                                      ----------
                                                                      $1,021,134
                                                                      ==========

5. FINANCIAL INSTRUMENTS

     The value of the Company's cash and cash equivalents, investments, accounts receivable and accounts payable carrying amount approximates fair value. The fair value of the Company's long-term debt (see Note 4) is determined based on current broker trading prices. The Company's cash equivalents are comprised of cash deposited in money market accounts, commercial paper and certificate of deposits (see Note 2). The Company's investment policy limits the amount of credit exposure to 10% of the total investment portfolio in any single issuer.

     The Company enters into forward exchange contracts to hedge underlying transactional currency exposures and does not engage in foreign currency speculation. The credit risk of these forward contracts is minimal since the contracts are with large financial institutions. The Company hedges committed exposures and these forward contracts generally do not subject the Company to risk of accounting losses. The gains and losses on forward contracts generally offset the gains and losses on the asset, liabilities and transactions hedged. The Company's off-balance sheet financial instruments consist of $16.5 million and $61.1 million of aggregate foreign currency forward contracts outstanding at the end of fiscal year 1999 and 2000, respectively. These foreign exchange contracts expire in less than three months and will settle in French franc, German deutsche mark, Japanese yen, Swedish kronor and United States dollar.

6. COMMITMENTS

     As of March 31, 1999 and 2000, the Company has financed a total of $81.0 million and $60.3 million, respectively, in machinery and equipment purchases with capital leases. Accumulated amortization for property and equipment under capital leases totaled $19.2 million and $18.6 million at March 31, 1999 and 2000, respectively. These capital leases have interest rates ranging from 1.7% to 13.0%. The Company also leases certain of its facilities under non-cancelable operating leases. The capital and operating leases expire in various years through 2007 and require the following minimum lease payments for the years ended March 31 (in thousands):

                                                         CAPITAL        OPERATING
                                                         --------       ---------
2001 ..............................................      $ 22,782       $ 66,246
2002 ..............................................        21,936         61,018
2003 ..............................................        16,376         49,359
2004 ..............................................         9,424         28,201
2005 ..............................................         2,544         17,421
Thereafter ........................................           223         37,451
                                                         --------       --------
Minimum lease payments ............................        73,285       $259,696
                                                                        ========
Amount representing interest ......................        (4,442)
                                                         --------
Present value of minimum lease payments ...........        68,843
Current portion ...................................       (20,010)
                                                         --------
Capital lease obligations, net of current portion..      $ 48,833
                                                         ========

     Total rent expense was $16.2 million, $27.5 million and $49.2 million for the years ended March 31, 1998, 1999 and 2000, respectively.

7. INCOME TAXES

     The domestic and foreign components of income before income taxes were comprised of the following for the years ended March 31 (in thousands):

                                     1998              1999              2000
                                   ---------         ---------         ---------
Singapore .................        $  (9,346)        $  (8,159)        $  16,286
Foreign ...................          105,928            31,862           146,654
                                   ---------         ---------         ---------
                                   $  96,582         $  23,703         $ 162,940
                                   =========         =========         =========

     The provision for (benefit from) income taxes consisted of the following for the years ended March 31 (in thousands):

                                           1998           1999           2000
                                         --------       --------       --------
Current:
  Singapore .......................      $    226       $     --       $    477
  Foreign .........................        22,304          7,753         35,303
                                         --------       --------       --------
                                           22,530          7,753         35,780
                                         --------       --------       --------
Deferred:
  Singapore .......................          (451)            --             --
  Foreign .........................        (3,165)       (22,580)       (16,035)
                                         --------       --------       --------
                                           (3,616)       (22,580)       (16,035)
                                         --------       --------       --------
                                         $ 18,914       $(14,827)      $ 19,745
                                         ========       ========       ========

     The Singapore statutory income tax rate was 26% for the years ended March 31, 1998, 1999 and 2000. The reconciliation of the income tax expense expected based on Singapore statutory income tax rates to the provision for income taxes included in the consolidated statements of operations for the years ended March 31 is as follows (in thousands):

                                                                       1998            1999            2000
                                                                     --------        --------        --------
Income taxes based on Singapore statutory rates ...............      $ 25,112        $  6,163        $ 42,364
Losses (income) from non-incentive Singapore operations .......         2,707           3,098          (5,544)
Tax exempt income .............................................            --            (549)           (866)
Effect of foreign operations taxed at various rates ...........        (4,958)        (21,401)        (34,595)
Amortization of goodwill and intangibles ......................         1,065           3,350           4,334
Merger costs ..................................................           398              --             257
Change in valuation allowance .................................        (1,136)         (2,827)         15,993
Joint venture losses ..........................................          (310)           (269)             --
State income taxes, net of federal income tax benefit .........           977            (578)           (590)
Tax credits and carryforwards .................................          (786)         (1,166)         (4,800)
Repatriation of foreign earnings ..............................            --              --           2,053
Tax benefit of flow-through status ............................        (3,753)            (75)           (174)
Other .........................................................          (402)           (573)          1,312
                                                                     --------        --------        --------
     Provision for (benefit from) income taxes ................      $ 18,914        $(14,827)       $ 19,745
                                                                     ========        ========        ========
Effective tax rate ............................................          19.6%          (62.6)%          12.1%

     The components of deferred income taxes are as follows as of March 31 (in thousands):

                                                                        1999            2000
                                                                      ---------       ---------
Deferred tax liabilities:
  Depreciation .................................................      $  (3,496)      $  (8,121)
  Deferred revenue and other reserves ..........................         (2,080)         (2,273)
  Unremitted earnings of foreign subsidiaries ..................         (2,766)         (2,766)
  Intangible assets ............................................        (15,049)        (10,604)
  Fixed assets .................................................         (6,001)        (21,400)
  Exchange losses ..............................................           (934)            (57)
  Inventory ....................................................           (760)           (507)
  Others .......................................................         (2,239)         (3,218)
                                                                      ---------       ---------
          Total deferred tax liability .........................      $ (33,325)      $ (48,946)
                                                                      ---------       ---------
Deferred tax assets:
  Property .....................................................      $   5,595       $      --
  Deferred compensation ........................................          1,594           6,057
  Compensation absences ........................................          1,093           1,164
  Provision for inventory obsolescence .........................          3,260          10,867
  Provision for doubtful accounts ..............................          2,310           5,625
  Net operating loss carryforwards .............................         27,047          67,689
  Federal and state credits ....................................          6,628          11,857
  Merger-related costs .........................................            368              --
  General accruals and reserves ................................         10,574           8,935
  Leasing -- interest and exchange .............................            771              --
  Uniform capitalization of inventory ..........................          2,005           4,493
  Organization costs ...........................................            941             622
  Others .......................................................          1,922           3,512
                                                                      ---------       ---------
                                                                         64,108         120,821
  Valuation allowance ..........................................        (26,855)        (50,342)
                                                                      ---------       ---------
     Total deferred tax asset ..................................      $  37,253       $  70,479
                                                                      ---------       ---------
  Net deferred tax asset .......................................      $   3,928       $  21,533
                                                                      =========       =========
  The net deferred tax asset is classified as follows:
          Current asset (classified as Other
            Current Assets) ....................................      $  11,205       $  17,771
          Non-current assets (liabilities) (classified as
            Other Assets/Other Long-term Liabilities) ..........         (7,277)          3,762
                                                                      ---------       ---------
                                                                      $   3,928       $  21,533
                                                                      =========       =========

     The deferred tax asset arises from available tax loss carryforwards and non-deductible reserves and accruals. At March 31, 2000, the Company had total foreign tax loss carryforwards of approximately $190.9 million a portion of which begin expiring in tax year

2010, and tax credit carryforwards of $11.9 million, some of which begin expiring in tax year 2002. The utilization of these net operating loss carryforwards and tax credit carryforwards is limited to the future operations of the Company in the tax jurisdictions in which such carryforwards arose. As a result, management is uncertain as to when or whether these operations will generate sufficient profit to realize the deferred tax asset benefit. The valuation allowance provides a reserve against deferred tax assets that may expire or go unutilized by the Company. However, management has determined that it is more likely than not that the Company will realize certain of these benefits and, accordingly, has recognized a deferred tax asset from these benefits. The amount of deferred tax assets considered realizable, however, could be reduced or increased in the near-term if facts, including the amount of taxable income or the mix of taxable income between subsidiaries, differ from management's estimates.

      No deferred tax liability has been provided for withholding taxes on distributions of dividends by various subsidiaries in the group as earnings of foreign subsidiaries are intended to be reinvested indefinitely, with the exception of a recent acquisition which has historically repatriated earnings.

      The Company has been granted the following tax incentives:

      (i) Pioneer status for various products were granted for the Malaysian subsidiaries under the Promotion of Investment Act. This incentive provides for partial tax exemption on manufacturing income from some of the products of the subsidiary. In addition, a tax holiday has been granted for one of its Malaysian subsidiaries resulting in zero income tax. This tax holiday was scheduled to expire in 1999; however, the Company expects to obtain an extension of this tax holiday through 2004. If this extension is granted, the subsidiary's Malaysian tax rate will be 28% beginning in 2005.

      (ii) Product Export Enterprise incentive for the Shekou and Shenzhen, China facilities. The Company's operations in Shekou and Shenzhen, China are located in "Special Economic Zone" and are approved "Product Export Enterprise" which qualifies for a special corporate income tax rate of 10%. This special tax is subject to the subsidiaries exporting more than 70% of its total value of products manufactured by the respective plants in China. The subsidiaries' status as a Product Export Enterprise is reviewed annually by the Chinese government.

      (iii) The Company's investments in its plants in Xixiang, China and Doumen, China fall under the "Foreign Investment Scheme" that entitles the subsidiaries to apply for a five-year tax incentive. The Company obtained the incentive for the Doumen plant in December 1995 and the Xixiang plant in October 1996. With the approval of the Chinese tax authorities, the subsidiaries' tax rates on income from these facilities during the incentive period will be 0% in years 1 and 2 and 7.5% in years 3 through 5, commencing in the first profitable year. The Company has another plant in Doumen which commenced operations in the fiscal year 1998. The plant which, falls under the "Foreign Investment Scheme," is confident that the five-year tax incentive will be granted upon formal application in its first profitable year. However, there can be no assurance that the five-year tax incentive will be granted.

      (iv) The Company's other operations in China which have been granted tax holidays are expected to increase from 0% to 7.5% in each of fiscal years 2002 and 2003, and 15% thereafter.

      (v) Ten year negotiated tax holiday with the Hungarian government for its Hungarian subsidiaries. This incentive provides for the reduction of the regular tax rate to zero percent, beginning January 1, 2000.

      (vi) Tax holiday in the Czech Republic has been granted for an initial term through 2004 and may be extended up to an additional five years. Upon expiration, the Company's tax rate on operations in the Czech Republic will be 35%.

      (vii) Three year corporate income tax holiday for the Company's Thailand operations through September 2002. Upon expiration, the Company's tax rate on operations in Thailand will be 30%.

8. SHAREHOLDERS' EQUITY

SECONDARY OFFERINGS

     In October 1997, the Company completed an offering of its ordinary shares. A total of 8,740,000 ordinary shares were sold at a price of $11.75 per share resulting in net proceeds to the Company of $96.2 million.

     In December 1998, the Company completed another offering of its ordinary shares. A total of 10,800,000 shares were sold at a price of $18.125 per share resulting in net proceeds to the Company of $194.0 million.

     In September 1999, DII completed a secondary offering of its common stock. A total of 6,900,000 shares of common stock, or 11,109,000 ordinary shares were sold at a price of $33.00 per share resulting in net proceeds to the Company of approximately $215.7 million.

     During fiscal 2000, the Company completed two secondary offerings of its ordinary shares. In February 2000, a total of 8,600,000 ordinary shares were sold at a price of $59.00 per share resulting in net proceeds to the Company of approximately $494.1 million. In October 1999, a total of 13,800,000 ordinary shares were sold at a price of $33.84 per share resulting in net proceeds to the Company of approximately $448.9 million.

STOCK SPLIT

     The Company has effected two stock splits. A two-for-one stock split was effected in 1998 as a bonus issue (the Singapore equivalent of a stock dividend). The record date was December 22, 1998 and the distribution of 47,068,458 ordinary shares occurred on January 11, 1999. A two-for-one stock split was effected in 1999 as a bonus issue. The record date was December 8, 1999 and the distribution of 57,497,204 ordinary shares occurred on December 22, 1999. The Company has accounted for these transactions as a stock split and all share and per share amounts have been retroactively restated to reflect both stock splits.

STOCK-BASED COMPENSATION

     The Company's 1993 Share Option Plan (the "Plan") provides for the grant of up to 20,400,000 incentive stock options and non-statutory stock options to employees and other qualified individuals to purchase ordinary shares of the Company. As of March 31, 2000, the Company had 4,882,350 ordinary shares available for future option grants under the Plan at an exercise price of not less than 85% of the fair value of the underlying stock on the date of grant. Options issued under the Plan generally vest over 4 years and expire 5 years from the date of grant.

     The Company's 1997, 1998 and 1999 Interim Option Plans provide for grants of up to 1,000,000, 1,572,000, and 2,600,000 ordinary shares respectively. These plans provide grants of non-statutory options to employees and other qualified individuals to purchase ordinary shares of the Company. Options under the 1997 Interim Option Plan cannot be granted to executive officers and directors. The Company's 1997, 1998 and 1999 Interim Option Plans had 240,098, 80,317, and 958,244 ordinary shares available for future option grants respectively. All Interim Option Plans have an exercise price of not less than 85% of fair market value of the underlying stock on the date of grant. Options issued under these plans generally vest over 4 years and expire 5 years from the date of grant.

     The Company has assumed certain option plans and the underlying options of companies which the Company has merged with or acquired (the "Assumed Plans"). Options under the Assumed Plans have been converted into the Company's options and adjusted to effect the appropriate conversion ratio as specified by the applicable acquisition or merger agreement, but are otherwise administered in accordance with the terms of the Assumed Plans. Options under the Assumed Plans generally vest over 4 years and expire 10 years from the date of grant. In connection with the acquisition of DII by Flextronics in April 2000, each outstanding option to purchase DII common stock granted under DII's 1993 Plan and 1994 Plan immediately vested as a result of the change in control provision in both plans.

     The following table presents the activity for options outstanding under all of the stock option plans as of March 31 ("Price" reflects the weighted average exercise price):

                                                           1998                        1999                        2000
                                                ------------------------    ------------------------    ------------------------
                                                  OPTIONS         PRICE       OPTIONS         PRICE       OPTIONS         PRICE
                                                -----------      -------    -----------      -------    -----------      -------
Outstanding, beginning of year ............      12,268,895      $ 4.86      14,140,792      $ 6.13      19,043,156      $ 8.46
Granted ...................................       7,099,197        7.44       9,508,306       10.48       5,715,605       26.04
Exercised .................................      (2,839,427)       3.30      (3,237,464)       4.30      (3,523,179)       6.93
Forfeited .................................      (2,387,873)       6.89      (1,368,478)       8.20        (536,126)      11.35
                                                -----------                 -----------                 -----------
Outstanding, end of year ..................      14,140,792      $ 6.13      19,043,156      $ 8.46      20,699,456      $14.31
                                                ===========                 ===========                 ===========
Exercisable, end of year ..................       5,458,643                   5,653,457                   6,787,924
                                                ===========                 ===========                 ===========
Weighted average fair value per option
  granted .................................     $      3.48                 $      6.60                 $     14.88
                                                ===========                 ===========                 ===========

     The following table presents the composition of options outstanding and exercisable as of March 31, 2000 ("Price" and "Life" reflect the weighted average exercise price and weighted average contractual life unless otherwise noted):

                              OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
     RANGE OF          ----------------------------------      -----------------------
 EXERCISE PRICES         AMOUNT         PRICE       LIFE         AMOUNT         PRICE
 ---------------       ----------      -------     ------      ----------      -------
$ 0.77 -- $ 5.81        3,879,702      $ 4.79        2.64       2,712,959      $ 5.37

  5.94 --   8.37        4,530,164        7.33        5.40       1,639,134        7.39

  8.41 --  12.00        5,270,093       11.12        3.69       1,881,847       11.06

 12.45 --  27.06        3,447,574       18.36        6.02         452,239       16.15

 27.22 --  78.12        3,571,923       35.63        4.81         101,745       28.91
                       ----------                              ----------

                       20,699,456      $14.31        4.47       6,787,924      $ 8.51
                       ==========                              ==========

     Options to purchase ordinary shares reserved for future issuance under all stock option plans was 7,062,092 as of March 31, 2000.

     The Company's Employee Stock Purchase Plan (the "Purchase Plan") provides for issuance of up to 800,000 ordinary shares. The Purchase Plan was approved by the Company's shareholders in October 1997. Under the Purchase Plan, employees may purchase, on a periodic basis, a limited number of ordinary shares through payroll deductions over a six month period up to 10% of each participant's compensation. The per share purchase price is 85% of the fair market value of the stock at the beginning or end of the offering period, whichever is lower. As of March 31, 2000, there are 519,552 ordinary shares available for sale under the Purchase Plan. The ordinary shares sold under the Purchase Plan in fiscal 2000 and 1999 amounted to 139,404 and 141,044, respectively. There were no ordinary shares sold under the Purchase Plan in 1998. The weighted-average fair value of ordinary shares sold under the Purchase Plan in fiscal 2000 and 1999 was $17.37 and $8.05 per share, respectively.

     In connection with the acquisition of DII, the Company assumed DII's employee stock purchase plan ("DII's Purchase Plan"). The ordinary shares sold under DII's Purchase Plan in fiscal 2000, 1999 and 1998 amounted to 112,956, 367,404 and 156,904, respectively. The weighted average fair value of ordinary shares sold under DII's Purchase Plan in fiscal 2000, 1999 and 1998 was $15.19, $10.64 and $10.14 per share, respectively. In addition, the Company also assumed DII's non-employee directors' stock compensation plan ("DII's Directors Plan"). The ordinary shares sold under DII's Directors Plan in fiscal 2000, 1999 and 1998 amounted to 8,936, 14,263 and 12,262, respectively. The weighted average fair value of ordinary shares sold under DII's Directors Plan in fiscal 2000, 1999 and 1998 was $20.81, $12.13 and $11.58 per share, respectively. The Company discontinued issuing ordinary shares under both plans in fiscal 2001.

     The Company has elected to follow APB Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock option plans and employee stock purchase plans and has adopted the disclosure provisions of SFAS No. 123 "Accounting for Stock Based Compensation". Because the exercise price of the Company's stock options has equaled the fair value of the underlying stock on the date of grant, no compensation expense has been recognized under APB Opinion No. 25. Had the compensation cost for the Company's stock-based compensation plans been determined based on the fair values of these options, the Company's fiscal 1998, 1999, and 2000 net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

                                             1998           1999           2000
                                           ---------      ---------      ---------
Net income:
  As reported .......................      $  77,668      $  38,530      $ 143,195
  Pro-forma .........................         69,933         23,470        117,946
Basic earnings per share:
  As reported .......................      $    0.63      $    0.28      $    0.88
  Pro-forma .........................            .55           0.17           0.70
Diluted earnings per share:
  As reported .......................      $    0.60      $    0.28      $    0.82
  Pro-forma .........................           0.52           0.17           0.65

     In accordance with the disclosure provisions of SFAS No. 123, the fair value of employee stock options granted during fiscal 1998, 1999 and 2000 was estimated at the date of grant using the Black-Scholes model and the following weighted average assumptions:

                                                       YEARS ENDED MARCH 31,
                                               --------------------------------------
                                                 1998           1999           2000
                                               --------       --------       --------
Volatility ..............................            59%            58%            58%
Risk-free interest rate range ...........           6.1%           5.2%           6.2%
Dividend yield ..........................             0%             0%             0%
Expected lives ..........................       3.5 yrs        3.5 yrs        3.5 yrs

     Because SFAS No. 123 is applicable only to awards granted subsequent to December 30, 1994, and due to the subjective nature of the assumptions used in the Black-Scholes model, the pro forma net income and net income per share disclosures may not reflect the associated fair value of the outstanding options.

OPTION REPRICING

     In light of the substantial decline in the market price of the Company's ordinary shares in the first quarter of fiscal 1998, in June 1997 the Company offered to all employees the opportunity to cancel existing options outstanding with exercise price in excess of $5.82 per share, the fair market value of the Company's ordinary shares at that time, and to have such options replaced with options that have the lower exercise price of $5.82 per share. Employees electing to have options repriced were required to accept an extension of their vesting schedule. The other terms of the options remained unchanged. On June 5, 1997, the Company repriced options to purchase 1,155,840 shares pursuant to this offer.

DEFERRED STOCK COMPENSATION

     Under the DII 1994 Stock Incentive Plan certain key executives of DII were awarded 734,160 and 402,500 shares in fiscal 1999, and 1998, respectively. Shares vest over a period of time, which in no event exceeds eight years. The shares vested at an accelerated rate upon the achievement of certain annual earnings-per-share targets established by DII's Compensation Committee. Non vested shares for individual participants who are no longer employed by the Company on the plan termination date are forfeited. Participants receive all unissued shares upon their death or disability, or in the event of a change of control of the Company. The shares are not reported as outstanding until vested. The number of shares vested amounted to 474,145, 100,625, and 422,361 for fiscal 2000, 1999, and 1998, respectively.

     Deferred stock compensation equivalent to the market value at the date the shares were awarded is charged to shareholders' equity and is amortized to expense based upon the estimated number of shares expected to be issued in any particular year. Unearned compensation expense amounting to $3.9 million, $1.8 million, and $4.4 million was amortized to expense during fiscal 2000, 1999, and 1998, respectively. The weighted-average fair value of performance shares awarded in 2000, 1999, and 1998 was $12.46, $12.40, and $6.63 per share, respectively.

     In fiscal 1997, the Company, through its wholly-owned subsidiary Palo Alto Products International, recorded deferred stock compensation of $2.4 million, for options granted with an exercise price below the deemed fair value at the date of grant. Compensation expense is recognized on an accelerated basis over the vesting period of the options and aggregated $0.4 million, $1.0 million and $0.8 million during fiscal 2000, 1999 and 1998, respectively.

     Additionally, in fiscal 1997, the Company, through its wholly-owned subsidiary Chatham Technologies, Inc., recorded deferred stock compensation of $1.9 million, for options granted with an exercise price below the deemed fair value at the date of grant. Compensation expense is recognized on an accelerated basis over the vesting period of the options and aggregated $0.4 million, $0.2 million and $0.1 million during fiscal 2000, 1999 and 1998, respectively.

9. UNUSUAL CHARGES

     In fiscal 2000, the Company recognized unusual pre-tax charges of $7.5 million related to the operations of Chatham. Chatham implemented cost reduction initiatives at its corporate office and at its business units resulting in estimated severance and other costs related to executives and employees of approximately $4.4 million and other estimated exit costs, primarily related to facilities, of approximately $3.1 million.

     During fiscal 1999, the Company recognized unusual pre-tax charges of $77.3 million, of which $71.9 million was primarily non-cash and related to the operations of the Company's wholly-owned subsidiary, Orbit Semiconductor ("Orbit"). The Company purchased Orbit in August of 1996, and supported Orbit's previously made decision to replace its wafer fabrication facility ("Fab") with a higher technology fab. The transition to the 6-inch fab was originally scheduled for completion during the summer of 1997, but the changeover took longer than expected and was finally completed in January 1998.

     The delayed changeover and the resulting simultaneous operation of both fabrication facilities put pressure on the work force, with resulting quality problems. Compounding these problems, the semiconductor industry was characterized by excess capacity, which led larger competitors to invade Orbit's niche market. Further, many of Orbit's customers migrated faster than expected to a technology in excess of Orbit's fabrication capabilities, requiring Orbit to outsource more of its manufacturing requirements than originally expected. Based upon these continued conditions and the future outlook, the Company took an unusual charge of $51.2 million in the first quarter of fiscal 1999 to correctly size Orbit's asset base to allow its recoverability based upon its then current business size.

     The Company decided to sell Orbit's fabrication facility and outsource semiconductor manufacturing, resulting in an additional unusual charge in the fourth quarter of fiscal 1999 of $26.1 million. These charges were primarily due to the impaired recoverability of inventory, intangible assets and fixed assets, and other costs associated with the exit from semiconductor manufacturing. The manufacturing facility was sold in the first quarter of fiscal 2000, and the Company has adopted a fabless manufacturing strategy.

     The components of the total unusual charge recorded in fiscal 1999 are as follows:

                                                      FIRST        FOURTH        FISCAL        NATURE OF
                                                     QUARTER       QUARTER        1999           CHARGE
                                                    ---------     ---------     --------      -------------
Severance ....................................      $    498      $  2,371      $  2,869               cash
Long-lived asset impairment ..................        38,257        16,538        54,795           non-cash
Losses on sales contracts ....................         2,658         3,100         5,758           non-cash
Incremental uncollectible accounts
  receivable .................................           900            --           900           non-cash
Incremental sales returns and allowances .....         1,500           500         2,000           non-cash
Inventory write-downs ........................         5,500           250         5,750           non-cash
Other exit costs .............................         1,845         3,369         5,214      cash/non-cash
                                                    --------      --------      --------
  Total unusual pre-tax charges ..............      $ 51,158      $ 26,128      $ 77,286
                                                    ========      ========      ========

     The following table summarizes the components and activity related to the fiscal 1999 unusual charges:

                                                                                    SALES
                                            LONG-LIVED   LOSSES ON  UNCOLLECTIBLE   RETURNS                     OTHER
                                               ASSET       SALES       ACCOUNTS       AND        INVENTORY      EXIT
                                SEVERANCE   IMPAIRMENT   CONTRACTS    RECEIVABLE   ALLOWANCES   WRITE-DOWNS     COSTS        TOTAL
                                ---------   ----------   ---------  -------------  ----------   -----------   --------     --------
Balance at March 31, 1998 ...   $     --     $     --     $     --     $     --     $     --     $     --     $     --     $     --
Activities during the year:
  1999 provision ............      2,869       54,795        5,758          900        2,000        5,750        5,214       77,286
  Cash charges ..............     (1,969)          --           --           --           --           --         (900)      (2,869)
  Non-cash charges ..........                 (54,795)      (4,658)        (767)      (1,500)      (5,500)      (1,774)     (68,994)
                                --------     --------     --------     --------     --------     --------     --------     --------
Balance at March 31, 1999 ...        900           --        1,100          133          500          250        2,540        5,423
Activities during the period:
  Cash charges ..............       (900)          --           --           --           --           --       (2,540)      (3,440)
  Non-cash charges ..........         --           --       (1,100)        (133)        (500)        (250)          --       (1,983)
                                --------     --------     --------     --------     --------     --------     --------     --------
Balance at March 31, 2000 ...   $     --     $     --     $     --     $     --     $     --     $     --     $     --     $     --
                                ========     ========     ========     ========     ========     ========     ========     ========

     Of the total unusual pre-tax charges, $2.9 million relates to employee termination costs. During fiscal 1999, approximately 290 people had been terminated, and another 170 people were terminated when the fabrication facility was sold in the first quarter of fiscal 2000. The Company paid approximately $0.9 million and $2.0 million of employee termination costs during fiscal 2000 and 1999, respectively. The remaining $0.9 million is classified as accrued payroll as of March 31, 1999 and was paid out in the first quarter of fiscal 2000.

     The unusual pre-tax charges include $54.8 million for the write-down of long-lived assets to fair value. Included in the long-lived asset impairment are charges of $50.7 million, which relate to the fabrication facility which was written down to its net realizable value based on its sales price. The Company kept the fabrication facility in service until the sale date in the first quarter of fiscal 2000. The Company discontinued depreciation expense on the fabrication facility when it determined that it would be disposed of and its net realizable value was known. The impaired long-lived assets consisted primarily of machinery and equipment of $52.4 million, which were written down to a carrying value of $9.0 million and building and improvements of $7.3 million, which were written down to a carrying value of zero. The long-lived asset impairment also includes the write-off of the remaining goodwill related to Orbit of $0.6 million. The remaining $3.5 million of asset impairment relates to the write-down to net realizable value of plant and equipment relating to other facilities the Company exited during 1999.

     The Company entered into certain non-cancellable sales contracts to provide semiconductors to customers at fixed prices. Because the Company was obligated to fulfill the terms of the agreements at selling prices which were not sufficient to cover the cost to produce or acquire these products, a liability for losses on sales contracts was recorded for the estimated future amount of these losses. The unusual pre-tax charges include $8.7 million for losses on sales contracts, incremental amounts of uncollectible accounts receivable, and estimated incremental costs for sales returns and allowances.

     The unusual pre-tax charges also include $10.9 million for losses on inventory write-downs and other exit costs. The Company has written off and disposed of approximately $5.8 million of inventory. The remaining $5.1 million relates primarily to the loss on the sale of the fabrication facility relating to incremental costs and contractual obligations for items such as lease termination costs, litigation, environmental clean-up costs, and other exit costs, incurred directly as a result of the exit plan.

     The Company also recognized unusual pre-tax charges of $8.9 million in fiscal 1998, of which $8.9 million related to costs incurred in closing the Wales, United Kingdom facility. This charge consists primarily of the write-off of goodwill and intangible assets of $3.8 million, $1.6 million for severance payments, $1.1 million for reimbursement of government grants and $2.4 million of costs associated with the disposal of the factory. This closure is a result of the Company's acquisition of Altatron, which resulted in duplicative facilities in the United Kingdom.

10. RELATED PARTY TRANSACTIONS AND NOTES PAYABLES TO SHAREHOLDERS

     Stephen Rees, a former Director and Senior Vice President of the Company, holds a beneficial interest in both Mayfield International Ltd. ("Mayfield") and Croton Ltd. ("Croton"). During fiscal 1998, the Company paid $140,000 to Croton for management services and $208,000 to Mayfield for the rental of certain office space. Additionally, as of March 31, 2000, $2.5 million was due from Mayfield under a note receivable. The note is included in other current assets on the accompanying balance sheet.

     The Company has loaned $6.8 million to various executive officers of the Company. Each loan is evidenced by a promissory note in favor of the Company. Certain notes are non-interest bearing and others have interest rates ranging from 7.0% to 7.25%. The remaining outstanding balance of the loans, including accrued interest, as of March 31, 2000 was $6.9 million.

11. BUSINESS COMBINATIONS, ASSET PURCHASES AND STRATEGIC INVESTMENTS

     In fiscal 2001, the Company merged with DII, a leading provider of electronics manufacturing and design services, operating through a global operations network in the Americas, Asia/Pacific and Europe. The merger was accounted for as a pooling-of-interests and the Company issued 62,768,139 ordinary shares for all the outstanding shares of DII common stock, based upon the exchange ratio of 1.61 Flextronics ordinary shares for each share of DII common stock, resulting in former DII shareholders owning approximately 33% of the combined company. DII operated under a calendar year end prior to merging with Flextronics and, accordingly, DII's balance sheets as of January 3, 1999 and January 2, 2000 and its statements of operations, shareholders' equity and cash flows for each of the three years ended January 2, 2000 have been combined with the Company's consolidated financial statements as of March 31, 1999 and 2000 and for each of the fiscal years ended March 31, 2000. Starting in fiscal 2001, DII will change its year end from December 31 to March 31 to conform to the Company's fiscal year end. Accordingly, DII's operations for the three months ended March 31, 2000 will be excluded from the consolidated results of operations for fiscal 2001 and will be reported as an adjustment to retained earnings in the first quarter of fiscal 2001.

     In fiscal 2001, the Company merged with Palo Alto Products International, a enclosure design and plastic molding company with operations in Taiwan, Thailand and the United States. The merger was accounted as a pooling-of-interests and the Company exchanged 3,618,374 ordinary shares of Flextronics for all of the outstanding shares of Palo Alto Products International common stock. Palo Alto Products International operated under the same fiscal year end as Flextronics, and accordingly, Palo Alto Products International's balance sheets, statements of operations, shareholders' equity and cash flows have been combined with the Company's consolidated financial statements as of March 31, 1999 and 2000 and for each of the fiscal years ended March 31, 2000.

     In fiscal 2000, the Company purchased the manufacturing facilities of (i) Cabletron Systems Inc. in Rochester, New Hampshire and Limerick, Ireland, (ii) Fujitsu Siemens Computer in Paderbron, Germany, (iii) Ericsson Business Network in Visby, Sweden, (iv) ABB Automation Products in Vasteras, Sweden, (v) Ericsson Austria AG in Kindberg, Austria, as well as several other immaterial facilities. These transactions have been accounted for as an acquisition of assets.

     Additionally, in fiscal 2000, the Company acquired Vastbright PCB Ltd. located in Zhuhai, China, Micro Electronica, Ltda. located in Sao Paolo, Brazil, as well as the remaining 10% interest in FICO which is located in Shenzhen, China. These transactions have been accounted for under the purchase method of accounting and accordingly, the results of the acquired businesses were included in the Company's consolidated statements of operations from the acquisition dates forward. Comparative pro forma information has not been presented, as the results of the acquired operations were not material to the Company's consolidated financial statements.

     The aggregate purchase price for the asset acquisitions and business combinations was allocated to the net assets acquired based on their estimated fair values at the dates of acquisition as follows (in thousands):

Net assets at fair value .........................................      $225,585
Goodwill and intangibles .........................................        52,670
                                                                        --------
                                                                        $278,255
                                                                        ========

     The goodwill associated with these transactions is being amortized over ten years.

     In fiscal 2000, the Company merged with Kyrel, an electronics manufacturing services provider with operations in Finland and France. The merger was accounted for as a pooling-of-interests and the Company issued 3,643,610 ordinary shares in exchange for all the outstanding shares of Kyrel. All financial statements presented have been retroactively restated to include the financial results of Kyrel. Kyrel operated under a calendar year end prior to merging with Flextronics and, accordingly, Kyrel's statements of operations, shareholders' equity and cash flows for the years ended December 31, 1998 have been combined with the corresponding Flextronics consolidated statements for the fiscal year ended March 31, 1999. In fiscal 2000, Kyrel's fiscal year end was changed to conform to Flextronics' fiscal year end. Accordingly, Kyrel's operations for the three months ended March 31, 1999, which include net sales of $101.8 million and net loss of $0.8 million have been excluded from the consolidated results and have been reported as an adjustment to retained earnings in the first quarter of fiscal 2000.

     In fiscal 2000, the Company also merged with PCB, an electronics manufacturing service provider based in the United States, in exchange for a total of 1,084,566 ordinary shares, of which 108,457 ordinary shares are to be issued upon resolution of certain general and specific contingencies. The merger was accounted for as a pooling-of-interests. All financial statements presented have been retroactively restated to include the financial results of PCB. PCB has the same fiscal year as the Company.

     The Company also completed several other immaterial pooling-of-interests transactions. In connection with these mergers, the Company issued 559,098 ordinary shares, of which 55,910 ordinary shares are to be issued upon resolution of certain contingencies. The historical operations of these entities were not material to the Company's consolidated operations on either an individual or an aggregate basis; therefore, prior period statements have not been restated for these acquisitions.

     Also, in fiscal 2000, the Company, through its wholly-owned subsidiary Chatham Technologies, Inc., completed an acquisition of an electronic enclosures manufacturer with operations in France. A summary of the purchase price allocation for this acquisition is as follows (in thousands):

Fair value of tangible assets acquired, net of liabilities assumed       $  2,414
Goodwill and other identified intangible assets net of $518 of
related deferred tax liabilities ..................................        14,463
                                                                         --------
Total .............................................................      $ 16,877
                                                                         ========

     The historical operations of this entity were not material to the Company's consolidated operations; therefore, prior period statements have not been restated for this acquisition.

     In March 1999, the Company acquired the manufacturing facilities and related assets of Advanced Component Labs HK Ltd. ("ACL"), a Hong Kong-based advanced technology printed circuit board manufacturer for $15.0 million cash. The transaction has been accounted for under the purchase method and, accordingly, the results of ACL was included in the Company's consolidated statements of operations from March 1999. Comparative pro forma information has not been presented as the results of operations for ACL were not material to the Company's financial statements. The goodwill associated with this acquisition is amortized over ten years.

     The purchase price was allocated to the net assets acquired based on their estimated fair values at the date of acquisition as follows (in thousands):

ACL's net assets at fair value ...................................      $  5,250
In-process research and development ..............................         2,000
Goodwill .........................................................         7,750
                                                                        --------
                                                                        $ 15,000
                                                                        ========

     The purchase price allocated to in-process research and development related to development projects which had not reached technological feasibility and had no probable alternative future uses; accordingly, the Company expensed the entire amount on the date of acquisition as a one-time charge to operations. ACL's in-process research and development projects were initiated to address the rapid technological change associated with the miniaturized printed circuit board market. The incomplete projects include developing technology for a low cost Ball Grid Array ("BGA") package, developing thermal vias, and developing new methods that enable the use of extremely thin 1.5 mil technology.

     In October 1998, the Company acquired Hewlett-Packard Company's printed wiring board fabrication facility located in Boeblingen, Germany, and its related production equipment, inventory and other assets for a purchase price of approximately $89.9 million. The purchase price was allocated to the assets acquired based on the relative fair values of the assets at the date of acquisition.

     In August 1998, the Company acquired Greatsino Electronics Technology ("Greatsino"), a printed circuit board fabricator and contract electronics manufacturer with operations in the People's Republic of China. The transaction has been accounted for under the purchase method and, accordingly, the results of Greatsino was included in the Company's consolidated statements of operations from August 1998. Comparative pro-forma information has not been presented as the results of operations for Greatsino were not material to the Company's financial statements.

     The purchase price of $51.8 million was allocated to the net assets acquired based on their estimated fair values at the date of acquisition as follows (in thousands):

Greatsino's net assets at fair value ..............................      $33,898
Goodwill ..........................................................       17,897
                                                                         -------
Total .............................................................      $51,795
                                                                         =======

     The acquisition was subject to an earn-out arrangement whereby the sellers of the business earned an additional $43.1 million based upon the business having achieved specified levels of earnings through August 1999. The goodwill associated with this transaction is being amortized over thirty years.

     In May 1998, the Company, through its wholly-owned subsidiary Chatham Technologies, Inc., acquired Innovation, Inc., an electronics enclosures manufacturer with operations in the United States, and Swedform AB, an electronics enclosures manufacturer with operations in Sweden. The transactions were accounted for using the purchase method and, accordingly the results of Innovation and Swedform were included in the Company's consolidated statement of operations from May 1998. Comparative pro-forma information has not been presented as the results of operations for the acquired companies were not material to the Company's financial statements. The aggregate purchase price for the business combinations was allocated as follows (in thousands):

Net assets at fair value ..........................................      $18,104
Identified intangible assets net of $2,853 of related deferred
tax liabilities ...................................................        6,174
Goodwill ..........................................................       52,268
                                                                         -------
Total .............................................................      $76,546
                                                                         =======

     During fiscal 1999, the Company completed certain other business combinations that are immaterial to the Company's results from operations and financial position. The cash purchase price, net of cash acquired, amounted to $2.1 million. The fair value of the assets acquired and liabilities assumed from these acquisitions was immaterial.

     In fiscal 1998, the Company merged with (i) Conexao Informatica Ltd. located in Sao Paolo, Brazil, (ii) Altatron, Inc. headquartered in Fremont, California with additional facilities in Richardson, Texas and Hamilton, Scotland, (iii) DTM Products located in Niwot, Colorado, (iv) Energipilot AB located in Sweden, and (v) Neutronics located in Austria and Hungary.

     The Company issued the following ordinary shares in connection with these mergers:

     -    1,686,372 shares for Conexao,

     -    3,154,600 shares for Altatron,

     -    1,009,876 shares for DTM,

     -    919,960 shares for Energipilot, and

     -    11,224,000 shares for 92% of Neutronics.

     These mergers were accounted for under the pooling-of-interests method of accounting. Except for the Neutronics merger, the Company did not restate its prior period financials statements with respect to these mergers because they did not have a material impact on the Company's consolidated results. Accordingly, the results of these acquired companies are included in the Company's consolidated statements of operations from the dates of these acquisitions.

     The Neutronics merger was accounted for under the pooling-of-interests method of accounting. All financial statements presented have been retroactively restated to include the results of Neutronics. Neutronics operated under a calendar year end prior to merging with Flextronics, and during fiscal 1998, Neutronics' fiscal year end was changed from December 31 to March 31 to conform to the Company's fiscal year-end. Accordingly, Neutronics' operations for the three months ended March 31, 1997, which included net sales of $34.9 million and net loss of $3.1 million, have been excluded from the consolidated results and have been reported as an adjustment to retained earnings in the first quarter of fiscal 1998.

     During fiscal 1998, the Company completed certain other business combinations that are immaterial to the Company's results from operations and financial position. The cash purchase price, net of cash acquired, amounted to $7.9 million. The fair value of the assets acquired and liabilities assumed from these acquisitions was immaterial. The costs in excess of net assets acquired of these acquisitions amounted to $9.1 million.

     In August 1997, the Company, through its wholly-owned subsidiary Chatham Technologies, Inc., completed several other business combinations that are immaterial to the Company's result of operations and financial position. These transactions were accounted for using the purchase method, and accordingly the results of these acquired companies were included in the Company's consolidated statements of operations from August 1997. Comparative pro-forma information has not been presented as the results of operations for the acquired companies were not material to the Company's financial statements. The aggregate purchase price for the business combinations was allocated as follows (in thousands):

Net assets at fair value .........................................      $ 35,188
Identified intangible assets net of $2,853 of related deferred
tax liabilities ..................................................        14,186
Goodwill .........................................................       122,596
                                                                        --------
Total ............................................................      $171,970
                                                                        ========

12. SEGMENT REPORTING

     The Company operates and is managed internally by four geographic business segments. The operating segments include Asia, Americas, Western Europe and Central Europe. Each operating segment has a regional president that reports to the Company's Chairman and Chief Executive Officer, who is the chief decision maker.

     Information about segments for the years ended March 31 (in thousands):

                                                                     1998              1999              2000
                                                                  -----------       -----------       -----------
Net Sales:
  Asia .....................................................      $   422,550       $   530,074       $ 1,015,533
  Americas .................................................        1,140,060         1,875,677         2,936,441
  Western Europe ...........................................          411,521           666,763         1,391,965
  Central Europe ...........................................          361,050           572,289         1,132,242
  Intercompany eliminations ................................          (13,030)          (60,247)          (90,191)
                                                                  -----------       -----------       -----------
                                                                  $ 2,322,151       $ 3,584,556       $ 6,385,990
                                                                  ===========       ===========       ===========
Income (Loss) before Income Taxes:
  Asia .....................................................      $    42,706       $    41,948       $    80,719
  Americas .................................................           34,446           (52,637)            3,159
  Western Europe ...........................................            7,175            12,803            27,356
  Central Europe ...........................................           25,411            31,839            44,541
  Intercompany eliminations, corporate allocations and
     non-recurring charges .................................          (13,156)          (10,250)            7,165
                                                                  -----------       -----------       -----------
                                                                  $    96,582       $    23,703       $   162,940
                                                                  ===========       ===========       ===========
Long-Lived Assets:
  Asia .....................................................      $   100,635       $   224,859       $   347,492
  Americas .................................................          564,804           511,036           712,187
  Western Europe ...........................................           58,889           240,759           275,935
  Central Europe ...........................................           59,940           114,734           166,656
                                                                  -----------       -----------       -----------
                                                                  $   784,268       $ 1,091,388       $ 1,502,270
                                                                  ===========       ===========       ===========
Depreciation and Amortization:*
  Asia .....................................................      $    15,807       $    21,215       $    32,764
  Americas .................................................           31,380            69,023            85,721
  Western Europe ...........................................           10,516            18,933            42,534
  Central Europe ...........................................            6,385            11,854            17,486
                                                                  -----------       -----------       -----------
                                                                  $    64,088       $   121,025       $   178,505
                                                                  ===========       ===========       ===========
Capital Expenditures:
  Asia .....................................................      $    40,329       $    57,413       $   112,031
  Americas .................................................          162,742           141,082           214,196
  Western Europe ...........................................           15,397           127,471            52,396
  Central Europe ...........................................           19,502            57,720            79,061
                                                                  -----------       -----------       -----------
                                                                  $   237,970       $   383,686       $   457,684
                                                                  ===========       ===========       ===========

* Excludes unusual charges related to property, plant and equipment and goodwill impairment charges of $53,340 in fiscal 1999. See Note 9 for additional information regarding the unusual charges.

     For purposes of the preceding tables, "Asia" includes China, Malaysia, Singapore, Thailand and Taiwan, "Americas" includes the U.S., Mexico, and Brazil, "Western Europe" includes Denmark, Sweden, Finland, France, Scotland, Germany, Switzerland, Norway and the United Kingdom and "Central Europe" includes Austria, the Czech Republic, Hungary, Italy and Ireland.

     Geographic revenue transfers are based on selling prices to unaffiliated companies, less discounts. Income before tax is net sales less operating expenses, interest or other expenses, but prior to income taxes.

     The following table represents net sales and long-lived assets attributable to foreign countries exceeding 10% for fiscal years ended March 31:

                                                     1998       1999       2000
                                                     ----       ----       ----
Net Sales :
  China .......................................        10%        10%        12%
  United States ...............................        42%        40%        33%
  Sweden ......................................        13%        10%        13%
  Hungary .....................................        10%        12%        13%
  All others ..................................        25%        28%        29%
Long-Lived Assets:
  China .......................................        11%        20%        24%
  United States ...............................        54%        35%        27%
  Sweden ......................................        --%        10%         7%
  Hungary .....................................         8%        11%         8%
  All others ..................................        27%        24%        34%

13. SUBSEQUENT EVENTS (UNAUDITED)

     On August 10, 2000 the Company announced the signing of a definitive merger agreement to acquire JIT Holdings Ltd., a global provider of electronics manufacturing and design services with operations in Singapore, China, Malaysia, Hungary and Indonesia. Under the terms of the merger agreement, Flextronics will issue ordinary shares having a total value of approximately $640.0 million in exchange for all of the outstanding ordinary shares and options of JIT. The number of Flextronics shares to be issued is subject to a collar, so that the Flextronics shares to be issued cannot exceed approximately 9.85 million shares or be less than approximately 7.27 million shares. Based on Flextronics closing price of $77.375 on August 9, 2000, Flextronics would issue approximately 8.27 million shares of its stock. This merger is intended to be accounted for as a pooling-of-interests and is subject to certain closing conditions, including approval by JIT shareholders. The Company anticipates that the transaction will be completed at the end of November.

     In June 2000, the Company issued approximately $645.0 million of senior subordinated notes, consisting of $500.0 million of 9.875% notes and euros 150.0 million at 9.75% in a private offering. Interest is payable on July 1 and January 1 of each year, commencing January 1, 2001. The notes mature on July 1, 2010. The Company may redeem the notes on or after July 1, 2005. The indenture contains certain covenants that, among other things, limit the Company's ability and the ability of certain of the Company's subsidiaries to (i) incur additional debt, (ii) issue or sell stock of certain subsidiaries, (iii) engage in asset sales, (iv) incur layered debt, (v) create liens on the Company's properties and assets, and (vi) make distributions or pay dividends. The covenants are subject to a number of significant exceptions and limitations.

     In June 2000, the Company completed an equity offering of 6,325,000 ordinary shares at $71.25 per share with net proceeds of $432.2 million.

     On July 26, 2000, the Company announced a two-for-one stock split of its Ordinary Shares, to be effected in the form of a bonus issue (equivalent to a stock dividend), payable to the Company's shareholders of record as of September 22, 2000. The Company's shareholders of record at the close of business on September 22, 2000 will receive certificates representing one additional share for every one share held at that time. Distribution of the additional shares is expected to occur on or about October 16, 2000.

14. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table contains selected unaudited quarterly financial data for fiscal 1999 and 2000:

                                                 FISCAL YEAR ENDED                              FISCAL YEAR ENDED
                                                   MARCH 31, 1999                                 MARCH 31, 2000
                                  -----------------------------------------------  ----------------------------------------------
                                    FIRST        SECOND       THIRD      FOURTH      FIRST       SECOND      THIRD       FOURTH
                                  ----------   ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales ......................  $  756,855   $  830,625  $  945,566  $1,051,510  $1,103,426  $1,391,472  $1,815,068  $2,076,024
Cost of sales ..................     664,135      732,390     838,585     935,555     984,260   1,255,550   1,654,084   1,897,764
Unusual charges ................      51,395           --          --      25,891          --          --          --       7,519
                                  ----------   ----------  ----------  ----------  ----------  ----------  ----------  ----------
Gross profit ...................      41,325       98,235     106,981      90,064     119,166     135,922     160,984     170,741
Selling, general and
  administrative ...............      48,905       54,985      57,611      66,059      66,486      72,223      82,885      88,040
Goodwill and intangible
  amortization .................       6,456        6,369       6,792       9,539       9,754       8,787      10,735      11,355
Acquired in-process research and
  development ..................          --           --          --       2,000          --          --          --          --
Merger-related expenses ........          --           --          --          --          --       3,523          --          --
Interest and other expense, net       10,842       12,795      16,570      13,979      14,498      19,314      23,376      12,897
                                  ----------   ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income (loss) before income
  taxes ........................     (24,878)      24,086      26,008      (1,513)     28,428      32,075      43,988      58,449
Provision for (benefit from)
  income taxes .................      (9,652)       3,808       3,980     (12,963)      4,731       4,210       1,133       9,671
                                  ----------   ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net income (loss) ..............  $  (15,226)  $   20,278  $   22,028  $   11,450  $   23,697  $   27,865  $   42,855  $   48,778
                                  ==========   ==========  ==========  ==========  ==========  ==========  ==========  ==========
Diluted earnings (loss) per
  share ........................  $    (0.10)  $     0.13  $     0.14  $     0.07  $     0.14  $     0.16  $     0.23  $     0.24
                                  ==========   ==========  ==========  ==========  ==========  ==========  ==========  ==========
Weighted average ordinary shares
  and equivalents
  outstanding -- diluted .......     152,243      150,741     155,986     167,017     171,006     171,632     183,443     205,195
                                  ==========   ==========  ==========  ==========  ==========  ==========  ==========  ==========

                         FLEXTRONICS INTERNATIONAL LTD.
               SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                                   June 30,            March 31,
                                                                     2000                2000
                                                                  -----------         -----------
                                                                  (Unaudited)
                                     ASSETS
Current Assets:
  Cash and cash equivalents .................................     $   787,660         $   739,023
  Accounts receivable, net ..................................       1,206,866             969,832
  Inventories ...............................................       1,529,959           1,071,491
  Other current assets ......................................         230,279             273,496
                                                                  -----------         -----------
          Total current assets ..............................       3,754,764           3,053,842

  Property and equipment, net ...............................       1,364,890           1,216,863
  Other assets, net .........................................         622,464             588,423
                                                                  -----------         -----------
           Total assets .....................................     $ 5,742,118         $ 4,859,128
                                                                  ===========         ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Bank borrowings and current portion of long-term debt .....     $   221,672         $   441,900
  Current portion of capital lease obligations ..............          39,609              20,010
  Accounts payable and accrued liabilities ..................       1,407,877           1,128,680
  Other current liabilities .................................         407,675             300,990
                                                                  -----------         -----------
          Total current liabilities .........................       2,076,833           1,891,580
                                                                  -----------         -----------

Long-term debt, net of current portion ......................       1,044,946             579,234
Capital lease obligations, net of current portion ...........          43,629              48,833
Other long-term liabilities .................................          56,041              43,642
Minority interest ...........................................          11,686               9,747
                                                                  -----------         -----------
          Total long-term liabilities .......................       1,156,302             681,456
                                                                  -----------         -----------

Shareholders' Equity:
  Ordinary shares ...........................................         108,639               1,520
  Additional paid-in capital ................................       2,550,142           1,929,694
  Retained (deficit) earnings ...............................        (121,499)            341,955
  Accumulated other comprehensive income (loss) .............         (28,299)             12,923
                                                                  -----------         -----------
          Total shareholders' equity ........................       2,508,983           2,286,092
                                                                  -----------         -----------
          Total liabilities and shareholders' equity ........     $ 5,742,118         $ 4,859,128
                                                                  ===========         ===========


The accompanying notes are an integral part of these supplemental condensed consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.
     SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)


                                                              Three months ended
                                                          June 30,          June 25,
                                                           2000               1999
                                                        -----------       -----------
Net sales ........................................      $ 2,524,646       $ 1,103,426
Cost of sales ....................................        2,318,971           984,260
Unusual charges ..................................           83,721                --
                                                        -----------       -----------
       Gross margin ..............................          121,954           119,166
                                                        -----------       -----------

Selling, general and administrative ..............           92,245            66,486
Goodwill and intangibles amortization ............            9,370             9,754
Unusual charges ..................................          409,383                --
Interest and other (income) expense, net .........           (3,996)           14,498
                                                        -----------       -----------
       Income (loss) before income taxes .........         (385,048)           28,428

Provision for (benefit from) income taxes ........          (16,112)            4,731
                                                        -----------       -----------
       Net income (loss) .........................      $  (368,936)      $    23,697
                                                        ===========       ===========
Earnings (loss) per share:
  Basic ..........................................      $     (1.84)      $      0.15
  Diluted ........................................      $     (1.84)      $      0.14

Shares used in computing per share amounts:
  Basic ..........................................          200,842           156,891
  Diluted ........................................          200,842           171,006


The accompanying notes are an integral part of these supplemental condensed consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.
     SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                                      Three months ended
                                                                   June 30,        June 25,
                                                                    2000             1999
                                                                  ---------       ---------
Net cash (used in) provided by operating activities ........      $(348,960)      $   6,414
                                                                  ---------       ---------
Cash flows from investing activities:
  Additions to property, plant and equipment ...............       (203,507)        (73,155)
  Proceeds from sales of property, plant and equipment .....         10,839           9,195
  Proceeds from sale of investments and certain subsidiaries         32,900          12,000
  Payments for business acquisitions, net of cash acquired .        (28,838)        (41,582)
  Investments in minority owned entities ...................             --         (20,510)
  Other ....................................................             --          (4,796)
                                                                  ---------       ---------
Net cash used in investing activities ......................       (188,606)       (118,848)
                                                                  ---------       ---------
Cash flows from financing activities:
  Short-term credit facility repayments ....................       (134,717)             --
  Repayments of capital lease obligations ..................         (5,158)         (8,081)
  Repayments of long-term debt .............................       (285,406)        (38,476)
  Bank borrowings and proceeds from long-term debt .........        650,749         101,267
  Proceeds from stock issued under stock plans .............         12,973           2,961
  Net proceeds from sale of ordinary shares ................        375,920              --
  Other ....................................................          6,008           5,849
                                                                  ---------       ---------
Net cash provided by financing activities ..................        620,369          63,520
                                                                  ---------       ---------
Effect on cash from:
  Exchange rate changes on cash ............................         (1,460)         (8,540)
  Adjustment to conform fiscal year of pooled entities .....        (32,706)             --
                                                                  ---------       ---------
Net increase (decrease) in cash and cash equivalents .......         48,637         (57,454)
Cash and cash equivalents at beginning of period ...........        739,023         285,107
                                                                  ---------       ---------
Cash and cash equivalents at end of period .................      $ 787,660       $ 227,653
                                                                  =========       =========


The accompanying notes are an integral part of these supplemental condensed consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.
  NOTES TO SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 2000

Note A - BASIS OF PRESENTATION

        The accompanying supplemental unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements, and should be read in conjunction with the Company's annual audited consolidated financial statements as of and for the fiscal year ended March 31, 2000 contained in the Company's fiscal 2000 current report on Form 8-K dated September 19, 2000 and the supplemental audited consolidated financial statements included elsewhere in this filing. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three-month period ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ending March 31, 2001.

        In August 2000, Flextronics acquired 100% of the outstanding shares of Chatham Technologies, Inc. ("Chatham") and Lightning Metal Specialties and related entities ("Lightning"). Both mergers were accounted for as pooling-of-interests and the supplemental condensed consolidated financial statements have been prepared to give retroactive effect to the mergers. Generally accepted accounting principles prohibit giving effect to consummated business combinations accounted for by the pooling-of-interests method in financial statements that do not include the dates of consummation. These supplemental consolidated financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

        Chatham operated under a fiscal year which ended on the Saturday closest to September 30 prior to merging with Flextronics and, accordingly, Chatham's balance sheets, statements of operations, shareholders' equity and cash flows as of September 26, 1998 and October 2, 1999 and for each of the three years in the period ended October 2, 1999 have been combined with the Company's consolidated financial statements as of March 31, 1999 and 2000 and for each of the fiscal years ended March 31, 2000. Starting in fiscal 2001, Chatham will change its year-end from the Saturday closest to September 30 to March 31 to conform to the Company's fiscal year end. Accordingly, Chatham's operations for the six-month period ended March 31, 2000 are excluded from the consolidated results of operations for fiscal 2001 and is reported as an adjustment to retained earnings in the first quarter of fiscal 2001. Chatham is a leading provider of integrated electronic packaging systems to the communications industry. As a result of the merger, the Company issued approximately 8.3 million ordinary shares for all of the outstanding Chatham capital stock, warrants and options.

        Lightning operated under a calendar year end prior to merging with Flextronics and, accordingly, Lightning's balance sheets, statements of operations, shareholders' equity and cash flows as of December 31, 1998 and 1999 and for each of the three years ended December 31, 1999 have been combined with the Company's consolidated financial statements as of March 31, 1999 and 2000 and for each of the fiscal years ended March 31, 2000. Starting in fiscal 2001, Lightning will change its year-end from December 31 to March 31 to conform to the Company's fiscal year end. Accordingly, Lightning's operations for the three months ended March 31, 2000 are excluded from the consolidated results of operations for fiscal year 2001 and is reported as an adjustment to retained earnings in the first quarter of fiscal 2001. Lightning is a provider of fully integrated electronic packaging systems with operations in Ireland and the United States. As a result of the merger, the Company issued approximately 1.2 million ordinary shares for all of the outstanding shares of Lightning common stock and interests.

        The results of operations for the three-month periods previously reported by the separate companies and the combined amounts presented in the supplemental consolidated financial statements are summarized below (in thousands).

                                         June 30,        June 25,
                                           2000            1999
                                        ----------      ----------
Net revenues:
  As previously reported                $2,285,732      $  956,367
  Chatham                                  162,116          91,085
  Lightning                                 76,798          55,974
                                        ----------      ----------
  As restated                           $2,524,646      $1,103,426
                                        ==========      ==========

Net income:
  As previously reported                $ (369,063)     $   28,002
  Chatham                                     (622)         (7,823)
  Lightning                                    749           3,518
                                        ----------      ----------
  As restated                           $ (368,936)     $   23,697
                                        ==========      ==========

Note B - INVENTORIES

        Inventories consist of the following (in thousands):

                                                     June 30,          March 31,
                                                       2000              2000
                                                    ----------        ----------
Raw materials ..............................        $1,104,828        $  785,693
Work-in-process ............................           237,998           179,010
Finished goods .............................           187,133           106,788
                                                    ----------        ----------
                                                    $1,529,959        $1,071,491
                                                    ==========        ==========

Note C - UNUSUAL CHARGES

        During the first quarter of fiscal 2001, the Company recognized unusual pre-tax charges of $493.1 million. These unusual charges were comprised of approximately $286.5 million related to the issuance of an equity instrument to Motorola combined with approximately $206.6 million of expenses resulting from the DII and Palo Alto Products International business combinations.

        On May 30, 2000, the Company entered into a strategic alliance for product manufacturing with Motorola. See Note I for further information concerning the strategic alliance. In connection with this strategic alliance, Motorola paid $100.0 million for an equity instrument that entitles it to acquire 11,000,000 Flextronics ordinary shares at any time through December 31, 2005, upon meeting targeted purchase levels or making additional payments to the Company. The issuance of this equity instrument resulted in a one-time non-cash charge equal to the excess of the fair value of the equity instrument issued over the $100.0 million proceeds received. As a result, the one-time non-cash charge amounted to approximately $286.5 million offset by a corresponding credit to additional paid-in capital in the first quarter of fiscal 2001.

        In connection with the DII and Palo Alto Products International mergers, the Company recorded aggregate merger-related charges of $206.6 million, which included approximately $133.3 million of integration expenses and approximately $73.3 million of direct transaction costs. As discussed below, $83.7 million of the unusual charges relating to integration expenses have been classified as a component of Cost of Sales. The components of the merger-related unusual charges recorded are as follows (in thousands):


                                                                     NATURE OF
                                                      AMOUNT          CHARGE
                                                     --------      -------------
Integration Costs:
  Severance                                          $ 62,487      cash
  Long-lived asset impairment                          46,646      non-cash
  Inventory write-downs                                11,863      non-cash
  Other exit costs                                     12,338      cash/non-cash
                                                     --------
      Total Integration Costs                         133,334

Direct Transaction Costs:
  Professional fees                                    50,851      cash
  Other costs                                          22,382      cash/non-cash
                                                     --------
      Total Direct Transaction Costs                   73,233
                                                     --------
  Total merger-related unusual pre-tax charges       $206,567
                                                     ========

        As a result of the consummation of the DII and Palo Alto Products International business combinations, the Company developed formal plans to exit certain activities and involuntarily terminate employees. Management's plan to exit an activity included the identification of duplicate manufacturing and administrative facilities for closure and the identification of manufacturing and administrative facilities for consolidation into other facilities. Management currently anticipates that the integration costs and activities to which all of these charges relate will be substantially completed within fiscal 2001, except for certain long-term contractual obligations. The following table summarizes the components of the integration costs and activity related to the first quarter of fiscal 2001:

                                                 Long-Lived                       Other
                                                   Asset                           Exit
                                 Severance       Impairment      Inventory         Costs           Total
                                 ---------       ----------      ---------       ---------       ---------
Balance at March 31, 2000        $      --       $      --       $      --       $      --       $      --
Activities during the year:
  2001 provision                    62,487          46,646          11,863          12,338         133,334
  Cash charges                     (35,800)             --              --          (4,753)        (40,553)
  Non-cash charges                      --         (46,646)         (4,315)             --         (50,961)
                                 ---------       ---------       ---------       ---------       ---------
Balance at June 30, 2000         $  26,687       $      --       $   7,548       $   7,585       $  41,820
                                 =========       =========       =========       =========       =========

        Of the total pre-tax integration charges, $62.5 million relates to employee termination costs, of which, $12.9 million have been classified as a component of Cost of Sales. As of June 30, 2000, approximately 1,052 people have been terminated, and approximately another 940 people have been notified that they are to be terminated upon completion of the various facility closures and consolidations. The Company paid approximately $35.8 million of employee termination costs during the first quarter of fiscal 2001. The remaining $26.7 million of employee termination costs is classified as accrued liabilities as of June 30, 2000 and is expected to be paid out by the end of fiscal 2001.

        The unusual pre-tax charges include $46.6 million for the write-down of long-lived assets to fair value. This amount has been classified as a component of Cost of Sales. Included in the long-lived asset impairment are charges of $43.7 million, which relate to property, plant and equipment associated with the various manufacturing and administrative facility closures which were written down to their net realizable value based on their estimated sales price. Certain facilities will remain in service until their anticipated disposal date in the latter part of the second quarter of fiscal 2001. Since the assets will remain in service from the date of the decision to dispose of these assets to the anticipated disposal date, the remaining net book value of the assets will be depreciated over this period. The impaired long-lived assets consisted primarily of machinery and equipment and building and improvements of $41.0 million and $2.7 million, respectively. The long-lived asset impairment also includes the write-off of the remaining goodwill and other intangibles related to certain closed facilities of $2.9 million.

        The unusual pre-tax charges also include approximately $24.2 million for losses on inventory write-downs and other exit costs, which resulted from the integration plans, which have been classified as a component of Cost of Sales. The Company has written off and disposed of approximately $4.3 million of inventory. The remaining $7.5 million of inventory write-downs was accrued for and classified as inventory reserve as of June 30, 2000 and is expected to be utilized by the end of fiscal 2001. The $12.3 million of other exit costs relates primarily to items such as lease termination costs, incremental amounts of uncollectible accounts receivable, legal and other exit costs, incurred directly as a result of the exit plan. The Company paid approximately $4.8 million of the other exit costs during the first quarter of fiscal 2001. The remaining $7.6 million is classified in accrued liabilities as of June 30, 2000 and is expected to be paid out by the end of the second quarter of fiscal 2001, except for certain long-term contractual obligations.

        The direct transaction costs include approximately $50.9 million of costs primarily related to investment banking and financial advisory fees as well as legal and accounting costs associated with the transactions. Other direct transaction costs which totaled approximately $22.4 million was mainly comprised of $8.9 million of accelerated debt prepayment expense, $6.3 million of accelerated executive stock compensation and $7.2 million of other merger-related costs. The Company paid approximately $70.2 million of the direct transaction costs during the first quarter of fiscal 2001. The remaining $3.1 million is classified in accrued liabilities as of June 30, 2000 and is expected to be substantially paid out by the end of the second quarter of fiscal 2001.

Note D - EARNINGS PER SHARE

        Diluted net income per share is computed using the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding during the applicable periods. Ordinary share equivalents include ordinary shares issuable upon the exercise of stock options and are computed using the treasury stock method. Earnings per share data were computed as follows for the three-month periods ended June 30, 2000 and June 25, 1999:

                                                             Three months ended
                                                           June 30,        June 25,
                                                             2000           1999
                                                          ---------       ---------
                                                            (in thousands, except
                                                              per share amounts)
BASIC EPS:
Net income (loss)                                         $(368,936)      $  23,697
                                                          ---------       ---------
Shares used in computation:
Weighted-average ordinary shares outstanding (1)            200,842         156,891
                                                          =========       =========
Basic EPS                                                 $   (1.84)      $    0.15
                                                          =========       =========
DILUTED EPS:
Net income (loss)                                         $(368,936)      $  23,697
Plus income impact of assumed conversions:
  Interest expense (net of tax) on convertible
   subordinated notes                                            --             400
  Amortization (net of tax) of debt issuance cost on
   convertible subordinated notes                                --              33
                                                          ---------       ---------
  Net income available to shareholders                    $(368,936)      $  24,130

SHARES USED IN COMPUTATION:
Weighted-average ordinary shares outstanding                200,842         156,891
Shares applicable to exercise of dilutive options(2)             --          10,905
Shares applicable to deferred stock compensation                 --             293
Shares applicable to convertible subordinated notes              --           2,917
                                                          ---------       ---------
  Shares applicable to diluted earnings                     200,842         171,006
                                                          =========       =========
Diluted EPS                                               $   (1.84)      $    0.14
                                                          =========       =========

(1) Ordinary shares issued and outstanding based on the weighted average method.

(2) Stock options of the Company calculated based on the treasury stock method using average market price for the period, if dilutive. The ordinary share equivalents from stock options were antidilutive for the three months ended June 30, 2000, and therefore not assumed to be converted for diluted earnings per share computations. Options to purchase 271,194 weighted shares outstanding during the three-month period ended June 25, 1999 were excluded from the computation of diluted earnings per share because the options exercise price was greater than the average market price of the Company's ordinary shares during those years.


Note E - COMPREHENSIVE INCOME (in thousands)

                                                         Three months ended
                                                       June 30,        June 25,
                                                        2000             1999
                                                      ---------       ---------
Net income (loss) ..............................      $(368,936)      $  23,697
Other comprehensive income (loss), net of tax:
  Foreign currency translation adjustments .....         (2,716)         (5,090)
  Unrealized holding gain on available-for-sale
    Securities .................................            959              --
                                                      ---------       ---------
Comprehensive income (loss) ....................      $(370,693)      $  18,607
                                                      =========       =========

Note F - SEGMENT REPORTING

        The Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS No. 131") during the fourth quarter of fiscal 1999. SFAS No. 131 establishes standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief decision maker, or chief decision making group, in deciding how to allocate resources and in assessing performance. Mr. Michael Marks, Chairman and Chief Executive Officer, is the Company's chief decision maker. The Company operates and is managed internally by four geographic business segments. The operating segments include Asia, Americas, Western Europe, and Central Europe. Each operating segment has a regional president who reports to Mr. Marks.


        Information about segments was as follows (in thousands):

                                                        Three months ended
                                                   June 30,          June 25,
                                                     2000              1999
                                                  -----------       -----------
Net Sales:
 Asia ......................................      $   392,917       $   165,572
 Americas ..................................        1,199,064           536,253
 Western Europe ............................          515,975           238,667
 Central Europe ............................          461,050           171,979
 Intercompany eliminations .................          (44,360)           (9,045)
                                                  -----------       -----------
                                                  $ 2,524,646       $ 1,103,426
                                                  ===========       ===========
Income (Loss) before Income Tax:
 Asia ......................................      $    22,715       $    13,954
 Americas ..................................           24,667              (174)
 Western Europe ............................           11,046             5,375
 Central Europe ............................           10,170             6,635
 Intercompany eliminations,
 corporate allocations and
 unusual charges ...........................         (453,646)            2,638
                                                  -----------       -----------
                                                  $  (385,048)      $    28,428
                                                  ===========       ===========

                                                    As of               As of
                                                   June 30,           March 31,
                                                     2000               2000
                                                  -----------       -----------
Long-lived assets:
Asia .......................................      $   289,182       $   343,843
Americas ...................................          592,432           607,173
Western Europe .............................          251,706           201,593
Central Europe .............................          231,570           182,827
                                                  -----------       -----------
                                                  $ 1,364,890       $ 1,335,436
                                                  ===========       ===========

        For purposes of the preceding tables, "Asia" includes China, Malaysia, Singapore, Thailand and Taiwan, "Americas" includes the U.S., Mexico, and Brazil, "Western Europe" includes Denmark, Germany, Sweden, Switzerland, Norway, Finland, France, Scotland and the United Kingdom, and "Central Europe" includes Austria, the Czech Republic, Hungary, Ireland, and Italy.

        Geographic revenue transfers are based on selling prices to unaffiliated companies, less discounts. Income before income tax is net sales less operating expenses, interest or other expenses, but prior to income taxes.


Note G - EQUITY OFFERING

        In June 2000, the Company completed an equity offering of 6,325,000 ordinary shares at $71.25 per share with net proceeds of $375.9 million. The Company used the net proceeds from the offering to fund the further expansion of its business including additional working capital and capital expenditures, and for other general corporate purposes. The Company may also use a portion of the net proceeds for strategic acquisitions or investments.


Note H - SENIOR SUBORDINATED NOTES

        In June 2000, the Company issued approximately $645.0 million of senior subordinated notes, consisting of $500.0 million of 9.875% notes and euros 150.0 million of 9.75%. Interest is payable on July 1 and January 1 of each year, commencing January 1, 2001. The notes mature on July 1, 2010.

The Company may redeem the notes on or after July 1, 2005. The indenture contains certain covenants that, among other things, limit the ability of the Company and certain of its subsidiaries to (i) incur additional debt, (ii) issue or sell stock of certain subsidiaries, (iii) engage in asset sales, (iv) incur layered debt, (v) create liens on its properties and assets, and (vi) make distributions or pay dividends. The covenants are subject to a number of significant exceptions and limitations.


Note I - STRATEGIC ALLIANCE

        On May 30, 2000, the Company entered into a strategic alliance for product manufacturing with Motorola. This alliance provides incentives for Motorola to purchase approximately $32.0 billion of products and services from us through December 31, 2005. The relationship is not exclusive and does not require that Motorola purchase any specific volumes of products or services from the Company. The Company's ability to achieve any of the anticipated benefits of this relationship is subject to a number of risks, including its ability to provide services on a competitive basis and to expand manufacturing resources, as well as demand for Motorola's products. In connection with this strategic alliance, Motorola will pay $100.0 million for an equity instrument that entitles it to acquire 11,000,000 Flextronics ordinary shares at any time through December 31, 2005 upon meeting targeted purchase levels or making additional payments to the Company. The issuance of this equity instrument resulted in a one-time non-cash charge equal to the excess of the fair value of the equity instrument issued over the $100.0 million proceeds to be received. As a result, the one-time non-cash charge amounted to approximately $286.5 million offset by a corresponding credit to additional paid-in capital in the first quarter of fiscal 2001. During the term of the strategic alliance, if Motorola meets targeted purchase levels, no additional payments may be required by Motorola to acquire 11,000,000 Flextronics ordinary shares. However, there may be additional non-cash charges of up to $300.0 million over the term of the strategic alliance.


Note J - NEW ACCOUNTING STANDARDS

        In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS No. 133") which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts and for hedging activities. It requires that companies recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company expects to adopt SFAS No. 133 in the fourth quarter of fiscal 2001 and anticipates that SFAS No. 133 will not have a material impact on its consolidated financial statements.

        In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101("SAB 101"), "Revenue Recognition in Financial Statements". SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. The Company will adopt SAB 101 as required in the fourth quarter of fiscal 2001 and anticipates that SAB 101 will not have a material impact on its consolidated financial statements.

Note K -  SUBSEQUENT EVENTS

        On July 17, 2000, the Company completed an equity offering of 825,000 ordinary shares at $71.25 per share with net proceeds of $56.3 million, which represents the overallotment option on the equity offering completed in June 2000. The Company intends to use the net proceeds from the offering to fund working capital requirements and capital expenditures, and for other general corporate purposes. The Company may also use a portion of the net proceeds for strategic acquisitions or investments.

        On July 26, 2000, the Company announced a two-for-one stock split of its ordinary shares, to be effected in the form of a bonus issue (the Singapore equivalent to a stock dividend), payable to the Company's shareholders of record as of September 22, 2000. The Company's shareholders of record at the close of business on September 22, 2000 will receive certificates representing one additional share for every one share held at that time. Distribution of the additional shares is expected to occur on or about October 16, 2000.

        On August 10, 2000 the Company announced the signing of a definitive merger agreement to acquire JIT Holdings Ltd., a global provider of electronics manufacturing and design services with operations in Singapore, China, Malaysia, Hungary and Indonesia. Under the terms of the merger, Flextronics will issue ordinary shares having a total value of approximately $640.0 million in exchange for all of the outstanding ordinary shares and options of JIT. The number of Flextronics shares to be issued is subject to a collar, so that the Flextronics shares to be issued cannot exceed approximately 9.85 million shares or be less than approximately 7.27 million shares. Based on

Flextronics closing price of $77.375 on August 9, 2000, Flextronics would issue approximately 8.27 million shares of its stock. This merger is intended to be accounted for as a pooling-of-interests and is subject to certain closing conditions, including approval by JIT shareholders. The Company anticipates that the transaction will be completed at the end of November.

                        VALUATION AND QUALIFYING ACCOUNTS

                                                                     SCHEDULE II

                    YEARS ENDED MARCH 31, 1998, 1999 AND 2000
                                 (IN THOUSANDS)


                                                         ADDITIONS
                                                  --------------------------
                                    BALANCE AT       EFFECT      CHARGED TO                  BALANCE AT
                                   BEGINNING OF        OF        COSTS AND     DEDUCTIONS/     END OF
                                       YEAR       ACQUISITIONS    EXPENSES     WRITE-OFFS       YEAR
                                   ------------   ------------   -----------   ----------    ----------
Allowance for doubtful accounts
  receivable:
  Year ended March 31, 1998           $ 8,370        $4,188       $  3,154       $(1,147)      $14,565
  Year ended March 31, 1999            15,010           223            675           164        16,072
  Year ended March 31, 2000            16,072         1,123         13,925        (6,822)       24,298
Accrual for unusual charges:
  Year ended March 31, 1998             5,308             -          8,869        (8,732)        5,445
  Year ended March 31, 1999             5,445             -         76,155       (76,177)        5,423
  Year ended March 31, 2000             5,423             -              -        (5,423)            -
Reserve for excess and obsolete
 inventory:
  Year ended March 31, 1998            12,758         3,550          4,096        (2,092)       18,312
  Year ended March 31, 1999            18,775         3,095          7,200        (1,356)       27,714
  Year ended March 31, 2000            27,714         3,046         33,649       (15,283)       49,126

Item 7. Financial Statements and Exhibits.

(c)   Exhibits

EXHIBIT NO.       EXHIBIT TITLE
-----------       -------------
   23.1           Consent of Arthur Andersen LLP, Independent Public
                  Accountants.

   23.2           Consent of PricewaterhouseCoopers LLP, Independent
                  Accountants.

   23.3           Consent of Deloitte & Touche LLP, Independent Auditors.

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          FLEXTRONICS INTERNATIONAL LTD.

Date: September 19, 2000                  By: /s/ Robert R.B. Dykes
                                             ----------------------------------
                                              Robert R. B. Dykes President,
                                              Systems Group and Chief Financial
                                              Officer

                                 EXHIBIT INDEX

EXHIBIT NO.       EXHIBIT TITLE
-----------       -------------
   23.1           Consent of Arthur Andersen LLP, Independent Public
                  Accountants.

   23.2           Consent of PricewaterhouseCoopers LLP, Independent
                  Accountants.

   23.3           Consent of Deloitte & Touche LLP, Independent Auditors.